UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)
Filed by the Registrant☑
Filed by a Party other than the Registrant☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
Blue Nile, Inc.

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

BLUE NILE, INC.
705 Fifth Avenue South
Suite 900
Seattle, Washington 98104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 19, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Blue Nile, Inc., a Delaware corporation (the “Company”). Notice is hereby given that the Annual Meeting will be held on Wednesday, May 19, 2010 at 11:00 AM Pacific Time at the Washington Athletic Club located at 1325 Sixth Avenue, Seattle, Washington 98101 for the following purposes:

1.	To elect three directors to hold office until the 2013 Annual Meeting of Stockholders;

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent auditor for the Company for fiscal year ending January 2, 2011;

3.	To approve the Blue Nile Performance Bonus Plan to permit the payment of bonuses that qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended; and

4.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.

The record date for the Annual Meeting is March 31, 2010. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

By Order of the Board of Directors,

Lauren Neiswender
General Counsel and Corporate Secretary

Seattle, Washington
April 16, 2010

You are cordially invited to attend the Annual Meeting in person. Directions to our Annual Meeting are available at http://investor.bluenile.com. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on
May 19, 2010. The Company’s Proxy Statement and Annual Report to security holders for the fiscal year ended January 3, 2010 are also available at http://investor.bluenile.com.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Proposal 1 Election Of Directors
Nominees for Election for a Three-year Term Expiring at the 2013 Annual Meeting
The Board Of Directors Unanimously Recommends A Vote In Favor Of Each Named Nominee (Proposal 1).
Proposal 2 Ratification Of Selection Of Independent Auditor
The Board Of Directors Unanimously Recommends A Vote In Favor Of Proposal 2.
Proposal 3 Approval Of Blue Nile Performance Bonus Plan
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL
Security Ownership of Certain Beneficial Owners And Management
Executive Officers
Compensation Committee Report(1)
Compensation of Executive Officers
Equity Compensation Plan Information
Compensation of Directors
Transactions with Related Persons
Annual Report on Form 10-K
Other Matters
Appendix A
Blue Nile, Inc. Performance Bonus Plan

BLUE NILE, INC.
705 Fifth Avenue South
Suite 900
Seattle, Washington 98104

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 19, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Blue Nile, Inc. (sometimes referred to as “we,” the “Company” or “Blue Nile”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 16, 2010 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Wednesday, May 19, 2010 at 11:00 AM. Directions to the Annual Meeting may be found at http://investor.bluenile.com. Information about how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 31, 2010 will be entitled to vote at the Annual Meeting. On this record date, there were 14,500,551 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name. If on March 31, 2010 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, please fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If on March 31, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

1)  The election of three directors;

2)	The ratification of Deloitte & Touche LLP as independent auditor for the Company for fiscal year ending January 2, 2011; and

3)	The approval of the Blue Nile Performance Bonus Plan to permit the payment of bonuses that qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For proposal number 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For proposal numbers 2 and 3, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

➢	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

➢	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

➢	To vote over the telephone, dial toll-free 1-800-776-9437, or, if you are calling outside the U.S., dial 1-718-921-8500, using a touch-tone phone and follow the recorded instructions. Please have your proxy card in hand when you call. Your vote must be received by 8:59 PM Pacific Time (11:59 PM Eastern Time) on Tuesday, May 18, 2010 to be counted.

➢	To vote on the Internet, go to http://www.voteproxy.com to complete an electronic proxy card. Your vote must be received by 8:59 PM Pacific Time (11:59 PM Eastern Time) on Tuesday, May 18, 2010 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If on March 31, 2010 you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Blue Nile. To vote by proxy card, simply complete and mail the proxy card according to the instructions provided to you to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain from the record holder a valid proxy issued in your name and present it to the Company’s inspector of elections at the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 31, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as recommended by the Board of Directors. The Board of Directors unanimously recommends a vote:

1)  “FOR” the election of the three nominees for director;

2)	“FOR” the ratification of Deloitte & Touche LLP as independent auditor for the Company for fiscal year ending January 2, 2011; and

3)	“FOR” the approval of the Blue Nile Performance Bonus Plan.

If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may grant a subsequent proxy by telephone or through the Internet.

➢	You may send a timely written notice that you are revoking your proxy to Blue Nile’s Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

➢	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 17, 2010 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), to our Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities and Exchange Act of 1934, as amended.

A stockholder proposal or nomination for director that will not be included in next year’s proxy materials, but that a stockholder intends to present in person at next year’s Annual Meeting, must comply with the notice, information and consent provisions contained in our Bylaws. In part, the Bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing to our Corporate Secretary at our principal executive offices no later than the close of business on February 18, 2011 (90 days prior to the first anniversary of the 2010 Annual Meeting Date) nor earlier than the close of business on January 19, 2011 (120 days prior to the first anniversary of the 2010 Annual Meeting date). In the event that we set an Annual Meeting date for 2011 that is not within 30 days before or after the anniversary of the 2010 Annual Meeting date, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2011 Annual Meeting and no later than the close of business on the later of the 90th day prior to the 2011 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2011 Annual Meeting is first made. You are also advised to carefully review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the submission of certain information with respect to proposed nominees and proponents of any stockholder proposals. You may obtain a copy of our Bylaws by mailing a request in writing to Blue Nile’s Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the Annual Meeting. With respect to the election of directors, the inspector of elections will count votes “For” and “Withheld.” The three directors who receive the greatest number of “For” votes (among votes properly cast in person or by proxy) will be elected to the Board of Directors. With respect to the ratification of the selection of an independent auditor for fiscal year 2010 and the approval of the Blue Nile Performance Bonus Plan, the inspector of elections will count votes cast “For” and “Against” the proposals, along with any abstentions. Abstentions from voting on the independent auditor proposal will be counted towards a quorum and will have the same effect as “Against” votes. Abstentions from voting on the Blue Nile Performance Bonus Plan proposal will be counted towards a quorum, but will not have any effect on whether or not the proposal is approved. The proposal to ratify the selection of the Company’s independent auditor for fiscal year 2010 will be approved if the holders of a majority of shares present and entitled to vote either in person or by proxy vote “For” the proposals. The proposal to approve our Blue Nile Performance Bonus Plan will be approved if the holders of a majority of the votes cast in person or by proxy and entitled to vote thereon vote “For” the proposal.

Will my shares be voted if I do not provide instructions to my broker?

If you have shares that are held by a broker, bank or other similar organization, you may give that organization voting instructions and it must vote as you directed. If you do not give instructions to the broker, the broker may vote the shares with respect to “routine” items, but will not be permitted to vote the shares with respect to “non-routine” items (resulting in a “broker non-vote”). The ratification of Deloitte & Touche LLP as independent auditor for the Company for fiscal year ending January 2, 2011, is considered a routine item. The election of directors and the approval of Blue Nile’s Performance Bonus Plan are considered non-routine items, and your broker may not vote using its discretion on these two matters. A “broker non-vote” occurs when you do not provide instructions to your broker as to how to vote on non-routine matters. Shares that constitute broker non-votes are not considered votes cast on the non-routine items, but are counted for quorum purposes.

How many votes are needed to approve each proposal?

➢	Proposal 1 — Election of Directors. For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

➢	Proposal 2 — Ratification of Deloitte & Touche LLP as Independent Auditor. To be approved, Proposal No. 2, the ratification of Deloitte & Touche LLP as independent auditor for the Company for fiscal year ending January 2, 2011, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

➢	Proposal 3 — Approval of the Blue Nile Performance Bonus Plan. To be approved, Proposal No. 3, our Performance Bonus Plan, must receive “For” votes from the holders of a majority of the votes cast and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will not have an effect on whether or not the proposal is approved.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of stock entitled to vote are present at the Annual Meeting or represented by proxy. On the record date, there were 14,500,551 shares of common stock outstanding and entitled to vote. Thus, the holders of 7,250,276 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. In the absence of a quorum, the Annual Meeting may be adjourned either by the Chairman of the meeting or by vote of the holders of a majority of shares present at the meeting in person or represented by proxy.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final voting results on a Form 8-K that we expect to file within four business days after our Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish the preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal 1

Election Of Directors

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

Our Board of Directors presently has eight members. There are three directors in the class whose terms of office expire in 2010, Diane Irvine, Leslie Lane and Ned Mansour. Ms. Irvine has served as a director since 2001 and was previously elected by the stockholders. Mr. Lane and Mr. Mansour were appointed by the Board of Directors in December 2008 and have not previously been subject to stockholder election. Mr. Lane was initially recommended to the Nominating and Corporate Governance Committee by our Executive Chairman, Mark Vadon, and Mr. Mansour was initially recommended to the Nominating and Corporate Governance Committee by Michael Potter, another member of our Board of Directors. On the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Diane Irvine, Leslie Lane and Ned Mansour to stand for election at the 2010 Annual Meeting. If elected at the 2010 Annual Meeting, Ms. Irvine, Mr. Lane and Mr. Mansour would serve until the 2013 Annual Meeting and until his or her successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. If elected, Mr. Lane and Mr. Mansour would be independent non-employee directors. If elected Ms. Irvine would not be considered an independent director because of her role as our President and Chief Executive Officer. It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting. Mr. Vadon and Ms. Irvine attended the 2009 Annual Meeting.

For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the unexpected event that a nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the Company. Alternatively, the Board of Directors may decide to reduce the size of the Board of Directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable or unwilling to serve.

Below is a biography of each nominee and each director whose term will continue after the Annual Meeting. The biographies below include information, as of the date of this proxy statement, regarding specific and particular experience, qualifications, attributions or skills of each director that led the Nominating and Corporate Governance Committee to recommend the director nominees to the Board of Directors and to conclude that each of the other directors should continue to serve as members of our Board of Directors.

In addition to the individual information set forth below, all of our directors, including our nominees, must exemplify the highest levels of ethics and integrity, have a demonstrated willingness to devote sufficient time and energy to serving on our Board of Directors and Committees of the Board of Directors, and have a commitment to rigorously representing the long-term interests of our stockholders.

Nominees for Election for a Three-year Term Expiring at the 2013 Annual Meeting

Diane Irvine
Diane Irvine, age 51, has served as a director since May 2001, and has served as Blue Nile’s Chief Executive Officer since February 2008 and as President since February 2007. She served as the Company’s Chief Financial Officer from December 1999 to September 2007. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as a partner, with Coopers and Lybrand LLP, an accounting firm. Ms. Irvine formerly served on the Board of Directors of Ticketmaster Entertainment, Inc., a live entertainment ticketing and marketing company, and Davidson Companies, an investment banking and asset management company. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation from Golden Gate University. Ms. Irvine’s experience and tenure at Blue Nile provides the Board of Directors with critical insights into the Company’s day-to-day operations, organizational development and structure, and short and long-term strategic opportunities and challenges. Additionally, Ms. Irvine brings substantial leadership skills and financial expertise to the Board of Directors.

Leslie Lane
Leslie Lane, age 42, has served as a director since December 2008. Mr. Lane has served as Vice President and General Manager of Global Running for Nike, Inc., a leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories, since October 2006. From March 2004 to October 2006, Lane served as the Director of Nike Global Footwear Finance and Strategic Planning and, from March 2003 to March 2004, he served as the Director of Nike Subsidiaries. From 1998 to 2002, Lane held various positions at Roll International Corporation, a private holding company, including serving as the Chief Operating Officer of PomWonderful LLC, the Chief Financial Officer of Paramount Citrus, and the Vice President of Strategy of Roll International Corporation. From 1990 to 1998, Lane was a consultant with Bain & Company. He holds an M.A. in Chemistry from Oxford University and an M.B.A. from Harvard University. Mr. Lane is a member of our Audit Committee and Nominating and Corporate Governance Committee. Mr. Lane has a strong background in building a customer-centric brand. His experience provides the Board of Directors with valuable insights into strategic branding and marketing opportunities both domestically and internationally. Further, Mr. Lane’s deep financial expertise and experience is valuable to the Board of Directors and the Audit Committee. Mr. Lane has been designated by our Board of Directors as an Audit Committee financial expert.

Ned Mansour
Ned Mansour, age 61, has served as a director since December 2008. Mr. Mansour served as President of Mattel, Inc., a worldwide leader in the design, manufacture and marketing of family products, until his retirement in March 2000. He joined Mattel in 1978 as a senior attorney and held numerous positions before becoming President, including President of Corporate Operations, President of Mattel USA, Chief Administrative Officer, and Executive Vice President and General Counsel. Mr. Mansour currently serves on the Board of Directors of the Ryland Group, one of the nation’s largest homebuilders. In addition, Mr. Mansour previously served as a member of the Board of Directors of Mattel and Big Lots, Inc., a Fortune 500 retailer. He holds a B.A. in Finance from the University of Southern California and a J.D. from the University of San Diego School of Law. Mr. Mansour serves on our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Mansour brings a wealth of experience in retail operations, international expansion, marketing, and corporate governance. Additionally, having served as a President of a large retailer and a director at several large companies, Mr. Mansour brings valuable executive leadership experience to the Board of Directors.

The Board Of Directors Unanimously Recommends
A Vote In Favor Of Each Named Nominee (Proposal 1).

Directors Continuing in Office Until the 2011 Annual Meeting

Mark Vadon
Mark Vadon, age 40, co-founded Blue Nile and has served as Chairman of the Board of Directors since its inception in March 1999. He has served as the Company’s Executive Chairman since February 2008 and served as the Company’s Chief Executive Officer from March 1999 to February 2008. From March 1999 to February 2007, Mr. Vadon was also Blue Nile’s President. From December 1992 to March 1999, Mr. Vadon was a consultant for Bain & Company, a management consulting firm. Mr. Vadon holds a B.A. in Social Studies from Harvard University and an M.B.A. from Stanford University. Mr. Vadon serves as our Chairman of the Board of Directors. Mr. Vadon founded Blue Nile over ten years ago and brings to the Board of Directors a deep understanding and expertise of the business and the strategic vision for the business. Further, Mr. Vadon’s experience and tenure both on the Board of Directors and at the Company provides the Board of Directors with critical leadership and institutional knowledge. Mr. Vadon’s expertise and experience with Blue Nile make him exceptionally well suited to serve as our Chairman of the Board of Directors.

Eric Carlborg
Eric Carlborg, age 46, has served as a director since February 2005. Since April 2006, Mr. Carlborg has served as a partner at Continental Investors LLC, an investment company. From September 2005 to March 2006, Mr. Carlborg served as Chief Financial Officer of ProvideCommerce, Inc., an e-commerce company. From July 2001 to October 2004, Mr. Carlborg was a Managing Director of Investment Banking with Merrill Lynch & Co., a financial services company. Prior to his tenure at Merrill Lynch, Mr. Carlborg served in various executive financial positions, including Chief Financial Officer at Authorize.net, Inc. and Chief Strategy Officer at Go2Net, Inc., providers of Internet products and services. Mr. Carlborg also previously served as Chief Financial Officer for Einstein/Noah Bagel Corp., a food service company. Mr. Carlborg previously served as a member of the Board of Directors of Big Lots, Inc., a Fortune 500 retailer. Mr. Carlborg holds a B.A. from the University of Illinois and an M.B.A. from the University of Chicago. Mr. Carlborg serves as the Chair of our Audit Committee. Mr. Carlborg’s extensive background in accounting and financial management is valuable to our Board of Directors and Audit Committee. Additionally, Mr. Carlborg has a deep understanding of our financials and our business, which make him an especially valuable and effective Audit Committee Chair. Mr. Carlborg has been designated by our Board of Directors as an Audit Committee financial expert.

Directors Continuing in Office Until the 2012 Annual Meeting

Mary Alice Taylor
Mary Alice Taylor, age 60, has served as a director since March 2000 and has served as Blue Nile’s lead independent director since 2004. Ms. Taylor has been an independent business executive since October 2000. She held a temporary assignment as Chairman and Chief Executive Officer of Webvan Group, Inc., an e-commerce company, from July 2001 to December 2001. Prior to that, she served as Chairman and Chief Executive Officer of HomeGrocer.com, an e-commerce company, from September 1999 until she completed a sale of the company to Webvan Group, Inc. in October 2000. From January 1997 to September 1999, Ms. Taylor served as Corporate Executive Vice President of Worldwide Operations and Technology for Citigroup, Inc., a financial services organization. Ms. Taylor also served as Senior Vice President of Federal Express Corporation, a delivery services company, from September 1991 until December 1996. Ms. Taylor also serves on the Board of Directors of Allstate Corporation, an insurance company. Ms. Taylor formerly served on the Board of Directors of Autodesk Inc., a design software company, and Sabre Holdings, an Internet travel services company. Ms. Taylor holds a B.S. in Finance from Mississippi State University. Ms. Taylor serves as our lead independent director and our Chair of the Nominating and Corporate Governance Committee. She also serves as a member of our Audit Committee. Ms. Taylor is a seasoned business leader and director. Her executive leadership experience, including her role as Chief Executive Officer, provides the Board of Directors with valuable operational, financial, and executive leadership skills. Her tenure and in-depth knowledge about our business make her exceptionally well suited to serve as our lead independent director. Ms. Taylor has been designated by our Board of Directors as an Audit Committee financial expert.

Michael Potter
Michael Potter, age 48, has served as a director since October 2007. Mr. Potter served as Chairman and Chief Executive Officer of Big Lots, Inc., a Fortune 500 retailer, from June 2000 to June 2005. Prior to serving as Chief Executive Officer, Mr. Potter served in various capacities at Big Lots, including the role of Chief Financial Officer. Prior to Big Lots, Mr. Potter held various positions at The Limited, Inc., May Department Stores, and Meier & Frank, all retail companies. Mr. Potter currently serves on the Board of Directors of Coldwater Creek, Inc., a triple channel retailer of women’s apparel, gifts and accessories, as well as Newegg, Inc., an online-only retailer specializing in high-tech products. Mr. Potter formerly served on the Board of Directors of Big Lots, Inc. Mr. Potter holds an M.B.A. from Capital University in Ohio and a B.S. in Finance and Management from the University of Oregon. Mr. Potter serves on our Audit Committee and Compensation Committee. Mr. Potter brings a wealth of retail experience to the Board of Directors. Additionally, his experience as a Chief Executive Officer and former director of a Fortune 500 retailer provides the Board of Directors with valuable leadership skills, operational experience, and strategic planning experience. His prior experience as a Chief Financial Officer also provides valuable financial expertise to the Board of Directors and to the Audit Committee. Mr. Potter has been designated by our Board of Directors as an Audit Committee financial expert.

Steve Scheid
Steve Scheid, age 56, has served as a director since October 2007. Mr. Scheid currently serves as Chairman of the Board of Janus Capital Group, Inc., an asset management company. From April 2004 until December 2005, Mr. Scheid served as Chief Executive Officer and Chairman of the Board of Janus. Mr. Scheid joined the Janus Board in December 2002 and was appointed Chairman in January 2004. Mr. Scheid served as Vice Chairman of The Charles Schwab Corporation and President of Schwab’s retail group from 2000 to 2002. Prior thereto, Mr. Scheid headed Schwab’s financial products and services group and was the firm’s Chief Financial Officer from 1996 through 1999. From 2001 to 2002, Mr. Scheid served on the Federal Advisory Council, which provides oversight to the Federal Reserve Board in Washington, D.C. Mr. Scheid has served as a founding partner of Strategic Execution Group, LLC, a consulting firm, since April 2007. Mr. Scheid formerly served on the Board of Directors of PMI Group, Inc., an international provider of credit enhancement products and Autodesk, Inc., a design software company. Mr. Scheid holds a B.S. from Michigan State University. Mr. Scheid serves as the Chair of our Compensation Committee. Mr. Scheid has a deep expertise in finance, retail strategies, risk management and investment services. Additionally, he provides the Board of Directors with valuable executive leadership experience. Mr. Scheid has a deep understanding of and tremendous experience with executive compensation packages making him an exceptionally valuable and effective Compensation Committee Chair.

Independence of The Board of Directors

As required under the NASDAQ Stock Market LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board of Directors consults with our legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect, from time to time.

Consistent with these considerations, after reviewing all relevant transactions and relationships between each director, or any of his or her family members, and the Company, our senior management and our independent auditor, the Board of Directors affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mary Alice Taylor, Eric Carlborg, Leslie Lane, Ned Mansour, Michael Potter, and Steve Scheid. In making this determination, the Board of Directors found that none of these directors had a material or other disqualifying relationship with us. Mr. Vadon, our Executive Chairman, and Ms. Irvine, our Chief Executive Officer and President, are not independent directors by virtue of their employment with us.

The Board of Directors’ Role in Risk Oversight

There are risks inherent in every business and our Board of Directors has oversight over how we manage the risks associated with our business. Our Board of Directors has delegated to the Audit Committee the primary responsibility for the oversight of our risks. The Audit Committee Chair reports to the full Board of Directors the process the Audit Committee and management went through to fulfill its oversight responsibilities and the results from the process. The Audit Committee’s Charter provides, in relevant part, that it will review and discuss with management and with our independent auditors, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures.

At least annually, the Audit Committee evaluates our risks and the management of our risks. In 2009, management presented to the Audit Committee the Company’s Enterprise Risk Management assessment tool. In connection with its review, the Audit Committee went through the risks identified by management, the process management used to identify and rate risks, the mitigation strategies for each of the material risks, and the relevant action items. The Chair of the Audit Committee then reported to the Board of Directors the process it and management went through and discussed the material findings from the review. The Board of Directors believes that the process that it goes through to oversee the management of risks allows it to understand the critical risks facing the business, evaluate our risk management process and ensure that they are functioning adequately, and foster a culture of risk awareness.

Meetings of the Board of Directors

The Board of Directors met four times during fiscal year 2009. Each Board member attended 75% or more of the aggregate of the meetings of the Board of Directors and meetings of the committees on which he or she served, held during the period for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, in fiscal year 2009, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. The lead independent director, Mary Alice Taylor, presided over the executive sessions. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Blue Nile’s Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle,

Washington 98104. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee, as applicable.

Information Regarding the Board of Directors and its Committees

In April 2004, our Board of Directors documented the governance practices followed by us and our Board of Directors by adopting the Corporate Governance Policies of the Board of Directors (the “Governance Policies”). The Governance Policies provide the Board of Directors with the necessary authority to review and evaluate our business operations, as needed, and they are designed to facilitate the Board of Directors’ independent decision making authority. The Governance Policies are intended to align the interests of directors and management with those of our stockholders. The Governance Policies, among other things, set forth the practices the Board of Directors will follow with respect to the selection of directors, the independence of the directors, meetings of the Board of Directors, committees of the Board of Directors, and the responsibilities of the Board of Directors. The Governance Policies were adopted to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Policies of the Board of Directors, as well as the charters for each committee of the Board of Directors, may be viewed on our website at www.bluenile.com in the corporate governance section of our investor relations page.

Leadership Structure. The Board of Directors does not have a policy on whether the role of the Chairman and Chief Executive Officer should be separate, but currently our former Chief Executive Officer, Mr. Vadon, is serving as our Chairman. The role of the Chairman and Chief Executive Officer became separate in February 2008, when Mr. Vadon transitioned from our Chief Executive Officer to our Executive Chairman. The Board of Directors believes that this leadership structure is appropriate at this time as it allows our Chief Executive Officer, Ms. Irvine, to focus on her management responsibilities. Additionally, the Board of Directors believes that Mr. Vadon’s role as the Chairman of the Board is appropriate given his responsibilities over the long-term strategic objectives of the Company. Mr. Vadon is not considered an independent director. Our Governance Policies provide that to the extent that there is not an independent Chairman, the Board of Directors will designate an independent director to serve as lead independent director. The Board of Directors has designated Ms. Taylor to serve as our lead independent director. She has served in this capacity since 2004. Pursuant to our Governance Policies, except to the extent otherwise deemed appropriate by the Board of the Directors, the lead director has the following responsibilities: (i) in conjunction with the Chief Executive Officer, establish any agenda for meetings of the independent directors, (ii) preside over the meetings of the independent directors, and (iii) coordinate the activities of the other independent directors and to perform various other duties. Typically, there is a meeting of the independent directors in conjunction with every meeting of the Board of Directors and in 2009 each meeting of the Board of Directors included a non-management executive session. This allows the directors to speak candidly on any matter of interest, without the Executive Chairman, Chief Executive Officer, or any other members of management present.

Committees. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2009 for each of the committees of the Board of Directors:

Name	Audit		Compensation		Nominating and Corporate Governance

Eric Carlborg	X	*
Diane Irvine
Leslie Lane	X				X
Ned Mansour			X		X
Michael Potter	X		X
Steve Scheid			X	*
Mary Alice Taylor**	X				X	*
Mark Vadon

Total meetings in fiscal year 2009	9		10		4

*	Committee Chairperson
**	Lead Independent Director

Below is a description of each committee of the Board of Directors. Each committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment.

Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs functions, including, among other things:

•	evaluating the performance of and assessing the qualifications of the independent auditor;

•	determining and approving the engagement of the independent auditor;

•	reviewing all relationships between the prospective auditors, or their affiliates and the Company, or persons in financial oversight roles at the Company, that may reasonably be thought to bear on independence, and to discuss with the prospective auditors the potential effects of such relationships on the independence of the prospective auditors;

•	determining whether to retain or terminate the existing independent auditor or to appoint and engage a new independent auditor;

•	evaluating the systems of internal control over financial reports;

•	reviewing and approving the retention of the independent auditor to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent auditor on our audit engagement team as required by law;

•	reviewing and approving or rejecting transactions between us and any related parties;

•	conferring with management and the independent auditor regarding the effectiveness of our internal controls over financial reporting;

•	establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Four directors comprise the Audit Committee: Mr. Carlborg (Chairman), Mr. Lane, Mr. Potter and Ms. Taylor. The Audit Committee met nine times during fiscal year 2009. The Audit Committee has adopted a written charter that is available on our website, www.bluenile.com, in the corporate governance section of our investor relations page.

Our Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board of Directors has also determined that each of Mr. Carlborg, Mr. Lane, Mr. Potter, and Ms. Taylor, qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission rules. In making this determination, the Board of Directors made a qualitative assessment of Mr. Carlborg, Mr. Lane, Mr. Potter and Ms. Taylor’s level of knowledge and experience based on a number of factors, including their respective formal education, experience, business acumen and independence.

Audit Committee Report(1)

The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2009 with management of Blue Nile. The Audit Committee has also discussed with Blue Nile’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Blue Nile’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Blue Nile’s independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Blue Nile’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010.

Date: April 16, 2010

Respectfully submitted,

Eric Carlborg, Chairman
Leslie Lane
Michael Potter
Mary Alice Taylor

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee acts on behalf of the Board of Directors to review, adopt, and oversee our compensation strategy, policies, plans and programs, including:

•	review and approval of corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these objectives;

•	review and approval of the compensation and other terms of employment of our executive officers and other senior management; and

•	administration of our equity compensation plans, incentive compensation plans, and other similar plans.

The Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in our Proxy Statement.

Three directors comprise the Compensation Committee: Mr. Scheid (Chairman), Mr. Mansour and Mr. Potter. Our Board of Directors has determined that all of the members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Compensation Committee met ten times during fiscal year 2009. The Compensation Committee has adopted a written Compensation Committee charter that is available on our website, www.bluenile.com, in the corporate governance section of our investor relations page.

The agenda for each Compensation Committee meeting is generally developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, the Executive Chairman, and the General Counsel, as appropriate. The Compensation Committee meets regularly in executive session. From time to time, various members of management as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in the Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting, or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist it in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2004, the Compensation Committee formed the Stock Award Committee. Four executives comprise the Stock Award Committee: Ms. Irvine, our Chief Executive Officer, Mr. Vadon, our Executive Chairman, Marc Stolzman, our Chief Financial Officer, and Lauren Neiswender, our General Counsel. The Compensation Committee delegated authority to grant within ranges approved by the Compensation Committee: (1) stock options to newly hired non-executive employees, and (2) merit awards to existing non-executive employees at such times as are specifically authorized. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-executive employees within specified limits approved by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee’s members has at any time been an officer or employee of Blue Nile. None of our executive officers serve, or in the past fiscal year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee. None of the Compensation Committee’s members is or was a participant in a “related person transaction” in the past fiscal year (see “Transactions with Related Persons” included herein for a description of our policy on related person transactions).

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other things:

•	identifying, reviewing and evaluating candidates to serve as directors;

•	recommending candidates to the Board of Directors for election to the Board of Directors;

•	reviewing and evaluating incumbent directors;

•	considering recommended director nominees and proposals submitted by stockholders;

•	establishing policies and procedures to facilitate stockholder communications with the Board of Directors;

•	evaluating the performance, authority, operations, charter and composition of each standing committee and the performance of each committee member and recommending changes, as it deems appropriate;

•	developing and periodically reviewing a management succession plan;

•	establishing and carrying-out a process for the periodic review of the performance of the Board of Directors and its committees and management;

•	assessing the independence of directors;

•	evaluating the need for a plan or program for the continuing education of directors;

•	reviewing significant regulatory, legal or other initiatives and matters that may materially impact the Company;

•	developing and reviewing our corporate governance principles; and

•	overseeing our policies and practices regarding philanthropic and political activities.

Three directors comprise the Nominating and Corporate Governance Committee: Ms. Taylor (Chairwoman), Mr. Lane and Mr. Mansour. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met four times during fiscal year 2009. The Nominating and Corporate Governance Committee has adopted a written charter that is available on our website, www.bluenile.com, in the corporate governance section of our investor relations page.

Criteria for Nominees.  The Nominating and Corporate Governance Committee reviews the experience and characteristics appropriate for members of the Board of Directors and director nominees in light of the Board of Directors’ composition at the time, and skills and expertise needed at the Board of Directors and committee levels. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be “independent” under Nasdaq listing standards, applicable Securities and Exchange Commission rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible nominees after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the nominees and then selects a nominee or nominees for recommendation to the Board of Directors by majority vote.

To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director nominees. To date, the Nominating and Corporate Governance Committee has not received a timely recommendation for a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Corporate Governance Committee will consider properly submitted director nominees recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104, Attention: Corporate Secretary, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last Annual Meeting of Stockholders. Our Bylaws contain other specific requirements to properly submit a director nomination to the Company’s stockholders. A recommendation of a nominee to the Nominating and Corporate Governance Committee shall not be deemed to satisfy the nomination requirements set forth in our Bylaws.

Diversity.  While the Nominating and Corporate Governance Committee does not have a formal diversity policy for Board membership, the Committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Corporate Governance Committee identifies qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed. As part of the process of identifying candidates, the Nominating and Corporate Governance Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of that candidate’s possible contribution to the Board of Directors’ overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to our business.

Stockholder Communications With The Board Of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of our individual directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Corporate Secretary of Blue Nile at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104. All communications will be compiled by our Corporate Secretary and submitted to the Board of Directors or the individual directors, as applicable, on a periodic basis.

Code Of Ethics

We have adopted the Blue Nile, Inc. Code of Ethics that applies to all officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethics is available on our website at www.bluenile.com in the corporate governance section of our investor relations page. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website and file a Current Report on Form 8-K to the extent required by law and the Nasdaq listing standards.

Proposal 2

Ratification Of Selection Of Independent Auditor

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as independent auditor for the Company for fiscal year ending January 2, 2011 and has further directed that management submit the selection of the independent auditor for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has served as our independent auditor since 2006. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as independent auditor for the Company. The Audit Committee, however, is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will have the same effect as a vote against this proposal.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended January 3, 2010 and January 4, 2009 by Deloitte & Touche LLP, the Company’s principal accountant for each of these fiscal years. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended
	January 3, 2010	January 4, 2009

Audit Fees (1)	$571,083	$620,705
Audit-related Fees	—	—
Tax Fees (2)	23,309	23,213
All Other Fees (3)	2,190	—

Total Fees	$596,582	$643,918

(1)	Audit Fees consist of fees we paid to Deloitte & Touche LLP for (i) the audit of our annual financial statements included in our 2009 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q; (ii) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material aspects; (iii) services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.
(2)	Tax fees in fiscal 2009 relate to 2008 federal, state and foreign tax return preparation. Tax fees in fiscal 2008 relate to 2007 federal, state and foreign tax return preparation.
(3)	Other fees paid consist of a subscription to an online technical accounting research tool.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor. These policies generally provide for the pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-

approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to and ratified by the full Audit Committee at its next scheduled meeting. As such, the engagement of Deloitte & Touche LLP to render all of the services described in the categories above was approved by the Audit Committee in advance of rendering those services or approved by a delegate and subsequently ratified by the Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Unanimously Recommends
A Vote In Favor Of Proposal 2.

Proposal 3

Approval Of Blue Nile Performance Bonus Plan

The Board of Directors recommends that our stockholders approve the terms of the Blue Nile Performance Bonus Plan (referred to as the “Bonus Plan”) for purposes of satisfying the requirements for deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”).

Our Board of Directors adopted the Bonus Plan on February 9, 2010, subject to stockholder approval. The Bonus Plan was adopted in order to allow the maximum deductibility of the compensation that may be payable under our cash incentive programs to certain of our executive officers and other key employees. The Committee believes that the Bonus Plan is an important part of our overall compensation strategy, allowing us to offer meaningful, performance-based cash incentives that we believe are necessary to attract and retain key employees who are in a position to help us achieve our strategic goals, while balancing the Company’s interests in having fully deductible compensation. Set forth below is a summary of the principal features of the Bonus Plan. This summary is qualified in its entirety by reference to the terms of the Bonus Plan, a copy of which is included in this proxy statement as Appendix A.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the meeting will be required to approve the Bonus Plan. Abstentions will not have any effect on the outcome of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Description of the Bonus Plan

Introduction.  Generally, Section 162(m) limits the deduction that a publicly-held company may take on compensation paid in any given taxable year to the company’s principal executive officer and those executives whose total compensation for a taxable year is required to be reported to stockholders under the Securities and Exchange Act of 1934, as amended, for being among the three highest compensated officers of the company (“Covered Employees”) to $1,000,000 per person. However, the $1,000,000 cap on deductibility does not apply if such additional payments constitute “performance-based compensation” — that is, compensation payable solely on account of the attainment of one or more performance goals. Section 162(m) sets forth a number of requirements to qualify compensation as “performance-based compensation.” One requirement for compensation to be performance-based under Section 162(m) is that we obtain stockholder approval of the material terms that apply to the payment of such compensation. Material terms include: (1) the description of the employees eligible to earn compensation under the Bonus Plan, (2) a description of the business criteria on which the performance goals may be based, and (3) the maximum amount of compensation that could be paid to any individual participant in a specified period under the Bonus Plan if the performance goal is achieved. If stockholders fail to approve the Bonus Plan at this meeting, no awards will be earned or paid under the Bonus Plan in respect of fiscal year 2010 performance. However, the Committee retains the authority to develop and implement alternate means of fairly compensating Covered Employees in a manner that is consistent with the requirements of Section 162(m).

Overview of Bonus Plan Awards.  The Bonus Plan provides cash bonus opportunities for our key employees that are intended to comply with Section 162(m)’s performance-based compensation exception. If approved by stockholders, the first awards under the Bonus Plan will be paid based on performance in the Company’s 2010 fiscal year.

Administration.  The Bonus Plan will be administered by the Compensation Committee or a subcommittee thereof. References in this proposal to the Compensation Committee will mean the Compensation Committee or the subcommittee, as applicable. The Compensation Committee will, with respect to payments under the Bonus Plan intended to qualify as performance-based compensation under Section 162(m), consist solely of two or more members of the Board of Directors who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of

Section 162(m). The Compensation Committee’s powers include the authority, within the limitations set forth in the Bonus Plan, to select the persons to be granted awards, to establish performance goals for each participant, to certify performance against such performance goals, to construe and interpret the Bonus Plan, and to make reasonable rules and regulations for the administration of the Bonus Plan. Subject to the requirements for qualifying compensation as performance-based compensation under Section 162(m), the Compensation Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Bonus Plan.

Eligibility to Receive Awards.  The Compensation Committee may select for eligibility those Company employees who are executive officers and key employees whose efforts are anticipated to contribute materially to the success of the Company. Unless specifically determined otherwise by the Compensation Committee, and then only to the extent consistent with deductibility of performance-based compensation under Section 162(m), a participant must be actively employed on the last day of the performance period to be eligible to receive a payment under the Bonus Plan.

The number of eligible employees is neither fixed nor predetermined. Accordingly, it is not possible to anticipate the exact number of individuals who will be eligible for grants under the Bonus Plan during the life of the Bonus Plan. However, for the 2010 fiscal year, there are approximately ten employees who are eligible for bonuses under the Bonus Plan.

Determination of Awards.  Under the Bonus Plan, participants are eligible to earn bonus payments based upon the attainment and certification of certain objective performance criteria established by the Compensation Committee. As determined by the Compensation Committee, the performance goals applicable to a bonus award may include one or more of the following measures: (a) growth in revenue; (b) growth in the market price of stock; (c) operating margin; (d) gross margin; (e) operating income; (f) pre-tax profit; (g) earnings before interest, taxes and depreciation; (h) earnings before interest, taxes, depreciation and amortization; (i) net income; (j) total stockholder return; (k) earnings per share; (l) return on stockholder equity; (m) return on net assets; (n) expenses; (o) return on capital; (p) economic value added; (q) market share; (r) operating cash flow or free cash flow (defined as operating cash flow minus capital expenditures); (s) cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization; (t) cash flow per share (operating cash flow or free cash flow); (u) customer satisfaction; (v) implementation or completion of projects or processes; (w) improvement in or attainment of working capital levels; (x) stockholders’ equity; (y) internal improvements; (z) business development metrics; (aa) culture, development, leadership and/or employee metrics; (bb) innovation; and/or (cc) other measures of performance selected by the Committee, in each case, to the degree such measure is used in a manner consistent with the requirements of Section 162(m).

The performance goals may be based on absolute target numbers or growth in one or more such categories compared to a prior period. The performance goals may relate to the Company, one or more of its divisions or units, or departments or functions, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies, indices, prior periods, or any combination thereof, all as the Committee will determine. In addition, to the degree consistent with Section 162(m), in establishing the performance goals, the Committee may provide that the attainment of the performance goals will be measured by appropriately adjusting the evaluation of performance goal performance as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (vii) to exclude the effects of stock based compensation and/or the payment of the bonuses under the Bonus Plan and/or any other bonus plans of the Company; (viii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (ix) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (x) to exclude the dilutive effects of acquisitions or joint ventures; (xi) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (xii) to exclude or include the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (xiii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (xiv) to reflect any partial or complete corporate liquidation. The performance goals, and the manner of calculating such goals, may differ from participant to participant.

Payment of Awards.  Awards will generally be paid in cash. However, the Committee may decide that awards will be paid in shares of common stock that will be issued under the Company’s 2004 Equity Incentive Plan or any other compensatory stock plan that may be approved by the Company’s stockholders from time to time. Payment will be made as soon as is practicable following the determination and certification of performance achieved, but generally no later than two-and-one-half months after the end of the year in which the bonus was earned. The Committee may, however, defer payment of awards in its discretion, as necessary or desirable to preserve the deductibility of such awards under Section 162(m) of the Code. The Committee may also permit a participant to defer receipt of the cash payment that would otherwise be delivered to a participant under the Bonus Plan, subject to such rules and procedures as determined by the Committee in its sole discretion.

Maximum Award.  The maximum award that may be earned under the Bonus Plan by a participant for a given performance period may be (but is not required to be) expressed as a percentage of the participant’s base salary, a specific dollar amount, or a specific number of shares of the Company’s common stock, as determined by the Compensation Committee in accordance with the Bonus Plan. In no event may the maximum award payable in cash, as to any participant for any performance period, exceed $3 million multiplied by the number of complete fiscal years contained within the performance period. In addition, in no event may the maximum award payable in shares under this Bonus Plan, as to any participant for any performance period, exceed 300,000 shares of the Company’s common stock multiplied by the number of complete fiscal years contained within the performance period. This maximum share limit under this Bonus Plan in no way amends or limits the maximum award size established under the Company’s 2004 Equity Incentive Plan, although any shares paid under this Bonus Plan from the share reserve of the 2004 Equity Incentive Plan (or any other stockholder approved equity plan) will count against the maximum award limit established under the Company’s 2004 Equity Incentive Plan (or any other stockholder approved equity plan, as applicable) for the applicable period. A participant may be awarded, and may earn, both a maximum award payable in cash and a maximum award payable in shares for the same performance period.

Amendment and Termination.  The Committee may amend, suspend or terminate the Bonus Plan in whole or in part at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Bonus Plan or in any award granted thereunder. The Committee may amend or modify the Bonus Plan in any respect, or terminate the Bonus Plan, without the consent of any affected participant. However, in no event may such amendment, alteration, suspension or discontinuation be made which would (i) increase the amount of compensation payable pursuant to a bonus award, except in connection with any increases in base salary in accordance with Section 162(m) or (ii) cause compensation that is, or may become, payable under the Bonus Plan to fail to qualify as performance-based compensation.

Effective Date; Termination Date.  The Bonus Plan is effective as of the date first approved by the Board of Directors, that is, February 9, 2010 (the “Effective Date”), subject to approval by the Company’s stockholders at this meeting. If approved by the Company’s stockholders at this meeting, the Bonus Plan will continue until the earlier of (a) the date as of which the Committee terminates the Bonus Plan and (b) the last day of the Company’s fiscal year ending in 2014 (provided that bonus awards, if any, for such fiscal year will be paid in accordance with the terms of the Bonus Plan) unless the Bonus Plan again will be approved by the Company’s stockholders.

Indemnification.  Our Board of Directors and the Committee are generally indemnified by the Company for any liability arising from claims relating to the Bonus Plan.

Federal Tax Consequences.  The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each Bonus Plan participant should consult his or her tax adviser regarding the federal, state, local, and other tax consequences of his or her award. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income, as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

In general, the grant of an award opportunity under the Bonus Plan will have no federal income tax consequences. The payment of the award, whether in cash or shares of our common stock, will generally be taxable to a participant as ordinary income in the year paid. We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the Bonus Plan participant. The Company will withhold from any payments under the Bonus Plan and from any other amounts payable to a participant by the Company any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal and state laws in respect of a bonus award.

For awards paid in shares of our common stock, the amount subject to ordinary income in the year paid is determined by multiplying the number of shares received by the fair market value of the Company’s common stock on the date of payment, less any purchase price paid for the shares. Upon the subsequent sale or disposition of such shares, the participant would recognize gain or loss, if any, on the difference between the fair market value of the shares on the date the award is paid (less any purchase price paid), and the fair market value of the shares on the date of the subsequent sale or disposition. For a sale of shares that occurs more than one year after the date the award is paid, such gain or loss would be federal long-term capital gain or loss. Otherwise, the gain or loss would be treated as short-term capital gain or loss.

The payment of a cash award may be deferred by the participant if such deferral is permitted under a deferral plan or arrangement approved by us in a manner that complies with Section 409A of the Code. In the absence of any such permitted deferral, we intend for all payments under the Bonus Plan to be exempt from the rules for deferred compensation that are set forth in Section 409A of the Code.

New Plan Benefits.  The Company cannot determine at this time the actual awards that will be paid under the Bonus Plan over the life of the Bonus Plan, as awards will depend upon the individuals selected for participation in any given year, the bonus amounts that may be earned by them as determined by the Committee in any given year, whether such awards may be paid in cash or shares of common stock, and the Company’s actual performance against the performance goals selected by the Compensation Committee for the given year.

However, the table below sets forth certain information regarding the maximum bonus awards that may be earned for performance in the fiscal year ending January 2, 2011 under the Bonus Plan by: (i) our current Named Executive Officers (currently 5 people); (ii) all current executive officers as a group (currently 7 people); (iii) all current directors who are not executive officers as a group (currently 6 people, although none are eligible to receive awards under the Bonus Plan); and (iv) all employees, other than executive officers, as a group (as of January 3, 2010, there were 183 full-time employees, five part-time employees and one independent contractor; three full-time employees have been selected as participants for fiscal year 2010). Bonus awards for this fiscal year are denominated in cash.

Maximum Dollar
Name and Position	Value ($)(1)

Diane Irvine
Chief Executive Officer, President and Director	$712,000

Mark Vadon
Executive Chairman and Chairman of the Board of Directors	$500,000

Marc Stolzman
Chief Financial Officer	$260,000

Dwight Gaston
Senior Vice President	$200,000

Susan Bell
Senior Vice President	$166,000

All current executive officers as a group	$2,054,000
All current directors who are not executive officers as a group	—
All employees who are not executive officers as a group	$200,000

(1)	Bonus awards that may be earned under the Bonus Plan in the fiscal year ending January 2, 2011, are established as a percentage of base salary, and thus the maximum dollar value may increase if the base salary is increased.

The Board Of Directors Unanimously Recommends
A Vote In Favor Of This Proposal 3.

Security Ownership of
Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of our common stock as of March 12, 2010, except as otherwise indicated, by: (i) each director and nominee for director; (ii) each of our named executive officers (as defined herein); (iii) all of our executive officers, directors and nominees for director as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Blue Nile, 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

Marathon Asset Management LLP (2)	2,034,463	14.0%
Orion House, 5 Upper St. Martin’s Lane London, WC2H 9EA, United Kingdom

Morgan Stanley (3)	1,860,674	12.8%
1585 Broadway New York, NY 10036

Capital World Investors (4)	1,703,575	11.7%
333 South Hope Street Los Angeles, CA 90071

Baron Capital Group, Inc. (5)	1,524,400	10.5%
767 Fifth Avenue, 49th Floor New York, NY 10153

Wells Fargo and Company (6)	1,289,953	8.9%
420 Montgomery Street San Francisco, CA 94104

Zevenbergen Capital Investments LLC (7)	1,204,117	8.3%
601 Union Street, Suite 4600 Seattle, WA 98101

BlackRock, Inc. (8)	1,057,733	7.3%
40 East 52nd Street New York, NY 10022

SMALLCAP World Fund, Inc. (9)	829,140	5.7%
333 South Hope Street Los Angeles, CA 90071

Mark Vadon (10)	1,038,376	6.8%

Diane Irvine (11)	469,967	3.1%

Marc Stolzman (12)	47,373	*

Dwight Gaston (13)	119,018	*

Susan Bell (14)	94,885	*

Kevin Frisch (15)	—	*

Mary Alice Taylor (16)	46,313	*

Eric Carlborg (17)	22,937	*

Leslie Lane (18)	7,641	*

Ned Mansour (19)	8,395	*

Michael Potter (20)	13,246	*

Steve Scheid (21)	13,449	*

All executive officers and directors as a group (14 persons) (22)	1,932,352	12.1%

* Less than one percent.

(1)	Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 14,500,551 shares outstanding on March 12, 2010, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 12, 2010 are deemed to be outstanding for the purpose of calculating that stockholder’s beneficial ownership percentage, but are not deemed outstanding for computing the ownership percentage of any other person other than the executive officers and directors as a group.
(2)	This information is as of December 31, 2009 and is based solely on information reported on a Schedule 13G filed on January 29, 2010 on behalf of M.A.M. Investments Ltd. (“M.A.M.”), Marathon Asset Management (Services) Ltd. (“Marathon Ltd.”), Marathon Asset Management LLP (“Marathon LLP”), William James Arah (“Arah”), Jeremy John Hosking (“Hosking”) and Neil Mark Ostrer (“Ostrer”). According to the report, M.A.M., Marathon Ltd., Marathon LLP, Arah, Hosking and Ostrer each beneficially owns an aggregate of 2,034,463 shares and has shared voting power with respect to 1,482,304 shares and shared dispositive power with respect to 2,034,463 shares. Marathon Ltd, an owner of Marathon LLP, is a wholly owned subsidiary of M.A.M and, as such, shares with M.A.M. the voting and dispositive power as to all shares beneficially owned by Marathon Ltd. Arah, Hosking and Ostrer are directors and indirect owners of Marathon Ltd and owners and executive committee members of Marathon LLP.
(3)	This information is as of December 31, 2009 and is based solely on information reported on a Schedule 13G filed on February 12, 2010 on behalf of Morgan Stanley and Morgan Stanley Investment Management Inc. Morgan Stanley Investment Management, Inc. is a wholly-owned subsidiary of Morgan Stanley. According to the report, Morgan Stanley beneficially owns an aggregate of 1,860,674 shares and has sole voting power with respect to 1,765,778 shares and sole dispositive power with respect to 1,860,674 shares and Morgan Stanley Investment Management, Inc. beneficially owns an aggregate of 1,830,969 shares and has sole voting power with respect to 1,736,073 and sole dispositive power with respect to 1,830,969 shares.
(4)	This information is as of December 31, 2009 and is based solely on information reported on a Schedule 13G filed on February 11, 2010 on behalf of Capital World Investors. According to the report, Capital World Investors, a division of Capital Research and Management Company (“CRMC”) is deemed to be the beneficial owner of 1,703,575 shares as a result of CRMC acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Capital World Investors has sole voting and dispositive power over 1,703,575 shares.
(5)	This information is as of December 31, 2009 and is based solely on information reported on a Schedule 13G filed on March 3, 2010 on behalf of Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”), Baron Growth Fund (“BGF”), and Ronald Baron. According to the report, BCG has beneficial ownership over 1,524,400 shares, BAMCO has beneficial ownership over 1,485,100 shares, BCM has beneficial ownership over 39,300 shares, BGF has beneficial ownership over 800,000 shares and Ronald Baron has beneficial ownership over 1,524,400 shares. BCG, BAMCO, BCM, BGF and Ronald Baron each share voting power with respect to 1,442,400, 1,405,100, 37,300, 800,000 and 1,442,400 shares, respectively. BCG, BAMCO, BCM, BGF and Ronald Baron each have shared dispositive power with respect to 1,524,400, 1,485,100, 39,300, 800,000 and 1,524,400 shares, respectively. BAMCO and BCM are subsidiaries of BCG. BGF is an advisory client of BAMCO. Ronald Baron owns a controlling interesting in BCG.
(6)	This information is as of December 31, 2009 and is based solely on information reported on a Schedule 13G filed on January 22, 2010 on behalf of Wells Fargo and Company and its subsidiary Evergreen Investment Management Company, LLC. According to the report, Wells Fargo and Company beneficially owns an aggregate of 1,289,953 shares and has sole voting power with respect to 1,285,653 shares, sole dispositive power with respect to 1,288,905 shares and shared dispositive power with respect to 525 shares. Evergreen Investment Management Company, LLC beneficially owns an aggregate of 1,263,248 shares and has sole voting and dispositive power with respect to 1,263,248.
(7)	This information is as of December 31, 2009 and is based solely on information reported on a Schedule 13G filed on February 12, 2010 on behalf of Zevenbergen Capital Investments LLC (“Zevenbergen”). According to the report, Zevenbergen has sole voting power over 584,917 shares and sole dispositive power over 1,204,117 shares. Zevenbergen disclaims beneficial ownership of 1,204,117 shares.

(8)	This information is as of December 31, 2009 and is based solely on information reported on a Schedule 13G filed on January 29, 2010 on behalf of BlackRock, Inc. According to the report, BlackRock, Inc. beneficially owns an aggregate of 1,057,733 shares. BlackRock, Inc. has sole voting and dispositive power over 1,057,733 shares.
(9)	This information is as of December 31, 2009 and is based solely on information reported on a Schedule 13G filed on February 12, 2010 on behalf of SMALLCAP World Fund, Inc. (“SWF”). According to the report, SWF is an investment company registered under the Investment Company Act of 1940, and is advised by Capital Research and Management Company. SWF is deemed to be the beneficial owner of 829,140 shares and has shared voting power over 829,140 shares.
(10)	Includes 665,808 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.
(11)	Includes 1,160 shares held by Douglas Royan Irvine as Custodian for the benefit of Laura Anne Irvine under the Washington Uniform Gift to Minors Act, 1,160 shares held by Douglas Royan Irvine as Custodian for the benefit of David Douglas Irvine under the Washington Uniform Gift to Minors Act, 1,160 shares held by Douglas Royan Irvine as Custodian for the benefit of Jessica Leigh Irvine under the Washington Uniform Gift to Minors Act and 432,104 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.
(12)	Includes 46,666 shares of stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.
(13)	Includes 118,311 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.
(14)	Includes 94,541 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.
(15)	Mr. Frisch held 0 shares as of March 12, 2010. Mr. Frisch resigned from Blue Nile effective October 7, 2009.
(16)	Includes 39,291 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.
(17)	Includes 21,937 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.
(18)	Includes 6,395 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.
(19)	Includes 6,395 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.
(20)	Includes 11,291 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.
(21)	Includes 11,291 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.
(22)	Includes shares held by our executive officers and our Board of Directors, including the shares described in notes (10) through (21) above. The two executive officers who are not also named executive officers held a combined 50,752 shares issuable pursuant to options that are exercisable within 60 days of March 12, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 3, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except as set forth below.

Due to an administrative error by the Company, a Form 4 filed on February 11, 2005 and a Form 4 filed on December 16, 2004 each understated the number of shares sold by Ms. Irvine by 80 shares. An amendment to these two Form 4s was filed on April 10, 2009 to correct these errors. Additionally during fiscal year 2009, due to an administrative error by the Company, Ms. Taylor, Mr. Scheid, Mr. Lane and Mr. Potter each reported one transaction late on a Form 4 filed on June 8, 2009.

Executive Officers

Set forth below is information regarding our executive officers as of March 12, 2010.

Name	Age	Position
Diane Irvine	51	Chief Executive Officer, President and Director

Mark Vadon	40	Executive Chairman and Chairman of the Board of Directors

Marc Stolzman	43	Chief Financial Officer

Susan Bell	52	Senior Vice President

Dwight Gaston	41	Senior Vice President

Marianne Marck	50	Senior Vice President

Terri Maupin	48	Vice President of Finance and Controller

Diane Irvine has served as a director since May 2001, and has served as Blue Nile’s Chief Executive Officer since February 2008 and as President since February 2007. She served as the Company’s Chief Financial Officer from December 1999 to September 2007. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as a partner, with Coopers and Lybrand LLP, an accounting firm. Ms. Irvine formerly served on the Board of Directors of Ticketmaster Entertainment, Inc., a live entertainment ticketing and marketing company, and Davidson Companies, an investment banking and asset management company. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation from Golden Gate University.

Mark Vadon co-founded Blue Nile and has served as Chairman of the Board of Directors since its inception in March 1999. He has served as the Company’s Executive Chairman since February 2008 and served as the Company’s Chief Executive Officer from March 1999 to February 2008. From March 1999 to February 2007, Mr. Vadon was also Blue Nile’s President. From December 1992 to March 1999, Mr. Vadon was a consultant for Bain & Company, a management consulting firm. Mr. Vadon holds a B.A. in Social Studies from Harvard University and an M.B.A. from Stanford University.

Marc Stolzman has served as Blue Nile’s Chief Financial Officer since June 2008. Prior to joining Blue Nile, Mr. Stolzman served as Chief Financial Officer for Imperium Renewables, a biodiesel refining and manufacturing company, from March 2007 to May 2008. From 1994 to January 2007, Mr. Stolzman served in a number of executive leadership positions with Starbucks Coffee Company, including Senior Vice President of Finance and Business Development of Starbucks Coffee International from July 2003 to January 2007, Chief Financial Officer of Starbucks Coffee Japan from May 2001 to July 2003, and as Vice President of Finance of North America from 1997 to 2001. Mr. Stolzman holds a B.A. in Business Administration from Washington State University.

Susan Bell has served as Blue Nile’s Senior Vice President since June 2005. Ms. Bell has held executive level positions in both marketing and merchandising since she joined Blue Nile in September 2001. From October 2000 to February 2001, Ms. Bell served as Vice President of Merchandising and Marketing for The Body Shop Digital, an e-commerce company. From July 1984 to July 2000, Ms. Bell served in various capacities at Eddie Bauer, Inc., a clothing and merchandise retail company, most recently as Vice President and General Merchandising Manager. Ms. Bell holds a B.A. in Business Administration from San Francisco State University.

Dwight Gaston has served as Blue Nile’s Senior Vice President since September 2005. From July 2003 to March 2005, Mr. Gaston served as Vice President of Operations, and from May 1999 to July 2003, Mr. Gaston served as Blue Nile’s Director of Fulfillment Operations. From June 1992 to June 1995 and from August 1997 to May 1999, Mr. Gaston was a consultant with Bain & Company, a management consulting firm. Mr. Gaston holds a B.A. in Economics from Rice University and an M.B.A. from Harvard University.

Marianne Marck has served as Blue Nile’s Senior Vice President since January 2009. From May 2003 to January 2009, Ms. Marck served as Vice President of Engineering for Disney Interactive Media Group, a division of The Walt Disney Company. From March 1998 to May 2003, Ms. Marck served in various capacities at CNET Networks, most recently as Senior Vice President of Technology Infrastructure. From November 1991 to March 1998, Ms. Marck served as an engineer and engineering manager at Sybase, an enterprise software company. From June 1989 to November 1991, Ms. Marck served as a software developer at the IBM Almaden Research Laboratory. Ms. Marck holds a B.A. in Mathematics from Mills College and has done graduate work in computer science and executive management.

Terri Maupin has served as Blue Nile’s Vice President of Finance and Controller since July 2004 and served as Corporate Secretary from October 2004 through February 2010. From September 2003 to July 2004, Ms. Maupin served as Blue Nile’s Controller. From February 2001 to September 2003, Ms. Maupin served as the Staff Vice President of Finance and Controller at Alaska Air Group, Inc., the parent company of airline companies Alaska Airlines, Inc. and Horizon Air Industries, Inc., and Staff Vice President of Finance and Controller at Alaska Airlines, Inc. From September 1994 to August 1997, Ms. Maupin served as the Manager of Financial Reporting and from September 1997 to January 2001 as the Director of Financial Reporting for Nordstrom, Inc., a fashion specialty retail company. From October 1993 to September 1994, Ms. Maupin served as Controller at Coastal Transportation Inc., a marine transportation company. From January 1987 to October 1993, Ms. Maupin served in various capacities, most recently as audit manager, with Coopers and Lybrand LLP, an accounting firm. Ms. Maupin holds a B.A. in Accounting from Western Washington University.

Compensation of Executive Officers

Compensation Discussion and Analysis

This compensation discussion and analysis provides a narrative review of the compensation earned by our named executive officers as detailed in the executive compensation tables that follow. The term “named executive officers” refers to: (1) Diane Irvine, who serves as our Principal Executive Officer; (2) Marc Stolzman, who serves as our Principal Financial Officer; (3) the other three most highly compensated executive officers based on SEC regulations, which includes Mark Vadon, our Executive Chairman, Susan Bell, our Senior Vice President, and Dwight Gaston, our Senior Vice President; and (4) Kevin Frisch, our former Senior Vice President of Marketing. Mr. Frisch resigned in October 2009.

2009 Year in Review. When establishing the goals for executive compensation in early 2009, the Compensation Committee expected that 2009 would be an extremely challenging economic environment. Luxury retailers around the world were facing negative growth, with a significant number of jewelry retailers closing stores or filing for bankruptcy. In light of the economic environment, during its annual review of executive compensation, the Compensation Committee decided to maintain the 2008 base salary levels and target bonus opportunities for the named executive officers and did not approve increases to these components of compensation. The Compensation Committee also decided that for 2009 it was appropriate to award restricted stock units, in addition to stock options. The Compensation Committee believed that the combination of stock options and restricted stock units was appropriate in 2009 to further motivate and incent the named executive officers to drive Company performance and to promote retention.

Despite the difficult economic environment, we delivered strong financial results in 2009 and captured market share in an overall contracting jewelry market. Many of the milestones we accomplished in 2009 were focused efforts to enhance the customer experience, drive revenue, and optimize profitability and free cash flow. Our fiscal 2009 financial results were highlighted by the following:

■	Adjusted EBITDA growth of 16.0% to $29.1 million;

■	Net sales growth of 2.3%;

■	Annual gross profit of $65.3 million, a record level for the Company;

■	Net income growth of 10.1%;

■	$36.7 million in free cash flow, the second highest total in our history; and

■	Growth in international sales of 20% including growth of approximately 70% in the fourth quarter.

We ended the year with cash, cash equivalents, and short term investments of $93.1 million, an increase of $38.7 million over the prior year, and no long-term indebtedness. As a result of our strong fiscal 2009 performance, our Compensation Committee determined that the named executive officers earned bonus payouts under our 2009 incentive bonus plan. Additional information regarding these bonus awards is set forth below.

Philosophy and Objectives. Blue Nile tries to establish a high performing environment whereby each executive continually strives for excellence, and we believe such excellence should be rewarded through responsible compensation practices. We desire to attract and retain executives that are passionate about building an iconic consumer brand. As part of our compensation philosophy, our compensation package is designed with a focus on pay for performance. The Compensation Committee believes that our most senior executives have the greatest ability to influence the Company’s performance and therefore their compensation should primarily be performance based. The intent of this focus on performance is to reinforce the alignment of interests between the executives and our stockholders.

With this philosophy in mind, our executive compensation package is designed to achieve the following key objectives:

■	Attract and Retain. Attract and retain top talent whose knowledge, skills, experience and performance help us to achieve our business goals and objectives;

■	Incent and Motivate. Incent and motivate executives to perform with excellence and to drive key short and long-term objectives and initiatives that create the most stockholder value and best position us for sustainable long-term success;

■	Reward. Reward executives when they achieve short and long-term objectives; and

■	Align Interests with Stockholders. Align executive interests with our stockholders by tying compensation to performance.

Compensation Components and How Components Relate to Objectives.  Our compensation package is comprised of three primary components — base salary, annual cash incentive bonus, and equity awards. In addition, we provide our executives with benefits available to substantially all full-time salaried employees. The Compensation Committee believes that these elements are consistent with the elements offered by our peer group companies and that the combination of these elements effectively helps us to achieve the objectives set forth above.

The Compensation Committee reviews each executive’s compensation annually and makes the adjustments that it believes are necessary to meet our compensation objectives. It does not use a formulaic approach to its compensation review but rather focuses on what the Compensation Committee believes is appropriate compensation for each named executive officer. In any given year, the Compensation Committee may consider the following items when making compensation decisions:

■	the individual’s experience, position, responsibilities, performance, contributions, and expected contributions;

■	data on compensation paid by our peer group companies, which provides a guidepost to help ensure the compensation package will meet our goals of attracting and retaining top talent;

■	“tally sheets” that provide the Compensation Committee with specific information about each of the material components of each of the named executive officer’s compensation (that is, base salary, cash incentive compensation and equity compensation);

■	historical compensation;

■	the value of each executive’s exercisable and unvested equity using Black-Scholes and intrinsic value under various stock price scenarios;

■	corporate and individual performance, as we believe this encourages our executives to focus on achieving our business objectives;

■	the need to motivate executives to address particular business challenges that are unique to any given year;

■	internal pay equity of the compensation paid to one named executive officer as compared to another, as we believe this contributes to retention and a spirit of teamwork among our executives;

■	broader economic conditions, in order to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business; and

■	negotiations with executives, particularly in connection with their initial compensation package, as these executives may be leaving meaningful compensation opportunities at their prior employer in order to come work for us, as well as upon their departures, as we recognize the benefit to our stockholders of seamless transitions.

In setting the total compensation package each year, the Compensation Committee works to create an appropriate mix, given the relevant circumstances and goals in a given year, between cash and equity compensation and between currently-paid and longer-term cash compensation. To maintain flexibility to address these relevant circumstances and goals, the Compensation Committee does not target a specific percentage or dollar allocation as between base salary, annual cash incentive bonus, and equity awards. Instead, the Compensation Committee believes that a significant portion of executive compensation should be performance based, and thus weights compensation more heavily towards target bonus opportunities and equity compensation as compared to salary. The Compensation Committee believes that, relative to other employees, executives should have a greater proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on long-term results. As a result, our executives receive a greater proportion of their total compensation through annual bonus payments and equity awards than our other employees. In setting the allocation mix as between executive officers, the Compensation Committee believes that the amount of “at risk” compensation — that is performance-based cash and equity awards — should increase with responsibility level. As illustrated in the pie chart below, performance-based pay (target annual bonus payment and equity) is approximately 74% of the total compensation paid to the current named executive officers. Performance-based pay represents approximately 78% of Ms. Irvine’s total compensation.

The chart below illustrates how compensation is allocated among the components of compensation for the group of named executive officers (excluding Mr. Frisch). The chart aggregates the 2009 compensation amounts disclosed in the Summary Compensation Table below.

Role of Compensation Consultant.  In May 2009, the Compensation Committee engaged Milliman, Inc., an independent compensation consulting firm, to assist the Compensation Committee in its assessment of the overall competitiveness of our executive compensation package relative to the companies that we compete with for executive talent. Milliman has been working with the Compensation Committee since 2007, and only performs work on behalf of the Compensation Committee with respect to compensation of our executive officers. We pay the cost of Milliman’s services. Management engages a different compensation firm to review and analyze our non-executive officer compensation.

As part of its duties, Milliman provided the Compensation Committee with the following services:

■	reviewed and provided recommendations on composition of our peer group list;

■	provided compensation data for similarly situated executive officers at our peer group companies;

■	conducted a review of the compensation arrangements for all of our executives, including providing advice on the design and structure of our annual management bonus plan and executive equity program;

■	conducted a review of the relationship between our executive compensation arrangements and Company performance; and

■	updated the Compensation Committee on emerging trends and best practices in the area of executive compensation.

In 2009, the Compensation Committee met regularly with Milliman with management present and in executive session without management present. The Chair of the Compensation Committee also occasionally communicated directly with Milliman. Our General Counsel worked with Milliman to provide any information it needed about us or our executives. The Compensation Committee intends to continue to retain the services of third party executive compensation specialists, such as Milliman, from time to time, in connection with the establishment of our executive compensation package.

Benchmarking.  Milliman’s analysis of our executive compensation included data from the proxy statements of our peer group of publicly-traded companies and published survey data. The proxy data provided a focused comparison of the five most highly compensated executives for each company within our peer group. To conduct this proxy analysis, Milliman evaluated three years of data and averaged the three years to gain a picture of our peer companies’ compensation policies over time. Additionally, Milliman provided specific compensation benchmarks for all of our executive positions using several compensation survey sources. The Milliman survey data came from the following sources: Mercer Executive, Economic Research Institute Executive Assessor, Watson Wyatt Top Management Compensation Survey, Milliman Executive Pay Survey, Aon Executive Compensation Report, Compensation Data Survey, Culpepper Technology Executive Pay Report, Custom Proxy Survey, and Hay Retail Executive.

The Compensation Committee benchmarked Ms. Irvine, Mr. Vadon, Mr. Stolzman, Mr. Gaston and Ms. Bell’s base salaries and total cash compensation against the 50th percentile of base salaries and total cash compensation paid to similarly situated executives. Milliman established the 50th percentile for each of Ms. Irvine, Mr. Stolzman, Mr. Gaston and Ms. Bell through a combination of proxy data and the survey data. Proxy data was not used to benchmark Mr. Vadon’s compensation because of his unique position as Executive Chairman. Instead, for Mr. Vadon, Milliman exclusively used published survey data (rather than a combination of proxy data and survey data) to provide the Compensation Committee with the 25th, 50th and 75th percentiles of base salaries and total cash compensation paid to similarly situated executives. The information provided by Milliman was not a factor in the Compensation Committee’s decision to maintain for 2009 the 2008 base salary levels and 2008 target bonus opportunities.

When benchmarking the total compensation (cash and equity) paid to Ms. Irvine, Mr. Stolzman, Mr. Gaston and Ms. Bell, Milliman provided the Compensation Committee with the 25th, 50th and 75th percentiles of total compensation paid to similarly situated executives. Milliman established these percentiles by exclusively using the proxy data. To review Mr. Vadon’s total compensation, Milliman provided the Compensation Committee with the 50th percentile of total direct compensation using exclusively the survey data. Milliman used the survey data to calculate the 50th percentile of total compensation by using the 50th percentile of total cash compensation in combination with an estimate of the 50th percentile of long-term incentives as a percent of base pay (while the survey data does not typically provide equity values in tandem with cash compensation values, Milliman was able to use survey data to estimate the percentage of base salary individuals in positions similar to Mr. Vadon’s receive in equity and thus was able to use the survey data to calculate the 50th percentile of total direct compensation paid to similarly situated executives). As stated above, Milliman believed that the survey data would provide the most reliable results for Mr. Vadon, given his role as the

Executive Chairman. The Compensation Committee believes that the total compensation paid to the named executive officers is within a normal range around the 50th percentile of the compensation data provided by Milliman.

The Compensation Committee used the information provided by Milliman primarily to ensure that the executive compensation program as a whole is competitive in the marketplace, as this helps us to achieve our goal of attracting and retaining highly qualified executives. While the Compensation Committee does not follow a rigid formula for determining where an executive’s compensation should fall within the compensation data provided by Milliman, in general, it targets base salaries and total cash compensation within a “normal range” around the 50th percentile and targets total compensation (cash and equity compensation) within a normal range around the 75th percentile of total compensation paid to similarly situated executives. The normal range is established by considering a 20% range (above or below) around the target. The Compensation Committee believes this range allows for variations due to market factors, experience and performance, job complexity, and organizational values or strategies. The Compensation Committee may deviate from these targets after taking into consideration, in its discretion, various factors, including those set forth under “Compensation Components and How Components Relate to Objectives.”

Peer Group.  Before the proxy data was collected and analyzed, the Compensation Committee worked with Milliman to determine the peer group for 2009. The Compensation Committee reviews annually the appropriateness of the companies comprising the peer group for which proxy data is analyzed. In determining the appropriate peer group of companies to be used in connection with the 2009 compensation planning process, the Compensation Committee considered, among other things, revenue, revenue growth, market capitalization, profitability, industry, year founded, and number of employees. In 2009, the Compensation Committee removed The Knot, Movado Group, TheStreet.com, Move, Inc., Spark Networks, and the CoStar Group because it no longer believed these companies represented companies with whom we would compete for executive talent or because the companies no longer met the peer group criteria. Additionally, the Compensation Committee removed Jupitermedia because it was acquired. Based on the factors set forth above, the Compensation Committee decided to add Digital River, Inc., eHealth, Inc., optionsXpress Holdings, Inc., and PetMed Express Inc. The current peer group consists of:

Bankrate, Inc.	optionsXpress Holdings, Inc.
Digital River, Inc.	PetMed Express Inc.
eHealth, Inc.	Priceline.com, Inc.
GSI Commerce, Inc.	Shutterfly, Inc.
LoopNet, Inc.	VistaPrint Limited
Netflix, Inc.

In general, these peer group companies are less than 15 years old, operate online, are profitable, and the average revenue of the peer group companies is approximately $250 million, the average number of employees is approximately 500, the average market capitalization is approximately $670 million, and the average three year revenue growth is in the double digits.

Compensation Decision Process.  The Compensation Committee is responsible for establishing and administering our executive compensation package. It determines, in its sole discretion, the compensation and other terms of employment of our executive officers and may form and delegate authority to subcommittees, as appropriate. The Compensation Committee is comprised entirely of independent directors. The Compensation Committee meets outside the presence of all of our executive officers, except Mr. Vadon, our Executive Chairman, and Ms. Irvine, our Chief Executive Officer, collectively the Designated Officers, to formulate recommendations on matters of compensation philosophy and specific compensation recommendations for the executive officers other than the Designated Officers. Our General Counsel, Lauren Neiswender, also attends certain meetings in her capacity as secretary, and Marc Stolzman, our Chief Financial Officer, attends certain meetings to provide the Compensation Committee with requested compensation and financial information. From time to time, various members of management as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in the Compensation Committee meetings.

When making compensation decisions for executive officers other than the Designated Officers, the Compensation Committee generally begins with recommendations and input from the Designated Officers, and then reviews some or all of the factors described under “Compensation Components and How Components Relate to Objectives.” The Compensation Committee follows the same methodology for reviewing Ms. Irvine and Mr. Vadon’s compensation, except that Mr. Vadon provides input and feedback to the Compensation Committee for Ms. Irvine. The Compensation

Committee meets outside the presence of all executive officers, including the Designated Officers, when determining Ms. Irvine and Mr. Vadon’s compensation.

The information below provides a more detailed analysis of how each of the components of our executive compensation package contributes to the objectives set forth above and the process by which the Compensation Committee determines each component of compensation.

Base Salary. The primary objective of base salary is to attract and retain high performing talent whose knowledge, skills, experience, and performance help us to achieve our business goals and objectives. Typically, the Compensation Committee reviews base salaries annually and at the time of hire, promotion or other change in responsibilities. In determining whether to increase or decrease the base salary paid to an executive, the Compensation Committee takes into account the recommendations and input from the Designated Officers, and, to the extent deemed material at the time, changes (if any) in peer group pay levels, the contributions made by the executive, the performance of the executive, the increase or decrease in responsibilities and roles of the executive, the business needs for the executive, the compensation of other executive officers within the Company with similar responsibilities and the other factors described above.

In light of the expected challenging economic conditions, the Compensation Committee determined in February 2009 to maintain 2008 base salaries for the named executive officers. No other material factors were considered in making this decision.

In August 2009, Mr. Gaston’s salary was increased by 4.3 percent to $240,000 due to an increase in his responsibilities. When making this adjustment, the Compensation Committee first considered the input and recommendation from the Designated Officers. It then reviewed this recommendation in light of the increase in Mr. Gaston’s responsibilities, peer group data (which indicated that with such an increase he would be within a normal range around the 50th percentile of base salaries for similarly situated executives), and the salaries of the other executives relative to their roles and responsibilities.

Mr. Frisch was hired in May 2009 as our Senior Vice President responsible for marketing. When determining his base salary, the Designated Officers proposed a recommendation to the Compensation Committee based on Mr. Frisch’s level of experience, his potential value to the business, the base salaries of the other top executives, and the compensation negotiations with Mr. Frisch. Mr. Frisch resigned in October 2009.

Annual Cash Incentive Bonus. The goal of the annual cash incentive bonus is to continue to incent and motivate executives to drive our annual objectives and initiatives and to reward the executives when those objectives and initiatives are achieved. The Compensation Committee has authority over our bonus program, including eligibility for participation in the bonus program and determination of the bonus amounts awarded to executives. All of our named executive officers were eligible for participation in our 2009 bonus program. The objectives and initiatives under our bonus plan are established early in the fiscal year and are designed to align executive compensation with the creation of stockholder value and therefore to best position us for sustainable long-term success. Target bonus awards are typically established in the first quarter of the year, are reviewed midway through the year and may be adjusted if an executive is promoted, there is a change in the competitive environment, or the responsibilities of the executive changes during the year.

In any given year, when establishing bonus targets, the Compensation Committee reviews the total cash compensation paid to the executive and then establishes a target bonus amount that reflects the Compensation Committee’s desire to have a meaningful portion of the executive’s total cash compensation tied to the achievement of pre-established performance objectives. The Compensation Committee also reviews the executive’s position at the Company and his or her ability to contribute to the achievement of the Company’s annual objectives. Target bonus awards among our peer group are also considered to ensure the named executive officer’s total cash compensation is competitive. For 2009, the Compensation Committee decided to maintain the target bonus levels for 2009 at the 2008 levels. This decision was made on the basis of the tough economic environment, and no other material factors were considered in making this decision.

The Compensation Committee established the 2009 bonus plan targets and objectives during a very difficult economic environment. The Compensation Committee’s goal was to establish financial targets that were challenging and not guaranteed. The Compensation Committee also wanted to maintain discretion to award bonuses if we outperformed our competitors. When establishing the 2009 bonus plan, the Compensation Committee determined that the overarching goal for the year should be to increase market share during a challenging economic environment.

The aggregate bonus pool for fiscal year 2009 was structured to be established through the achievement of Adjusted EBITDA. The aggregate bonus pool is calculated based on the target bonus amounts for each of our executives and this pool may be funded between zero and 200 percent based on our actual results for Adjusted EBITDA.

As noted above, the Compensation Committee also established an individual target bonus amount for each executive officer expressed as a percentage of the executive officer’s base salary. The 2009 individual bonus targets for the named executive officers as a percentage of their base salary are as follows:

• Ms. Irvine:	67%
• Mr. Vadon:	100%
• Mr. Stolzman:	43%
• Mr. Gaston:	33%
• Ms. Bell:	35%
• Mr. Frisch:	26%

Upon the establishment of the aggregate bonus pool, the Compensation Committee had the authority to award the executive officers (other than Mr. Vadon) between zero and 200 percent of such executive officer’s bonus target amount based: (i) 50 percent on the achievement of certain Company financial performance objectives, including net sales, earnings per diluted share and free cash flow generation, and (ii) 50 percent on the achievement of individual performance objectives related to the executive officer’s roles and responsibilities within the Company. Mr. Vadon’s bonus, which the Compensation Committee also had the authority to establish at between 0 and 200 percent of his bonus target amount, was based entirely on the objectives for net sales, earnings per diluted share, and free cash flow. Adjusted EBITDA and free cash flow are non-GAAP financial measures that we derive from our financial statements. Adjusted EBITDA is derived from earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Free cash flow is derived from net cash provided by or used in operating activities adjusted for cash outflows related to purchases of fixed assets, including internal use software and website development.

When establishing the financial objectives, the Compensation Committee reviewed and considered our internal forecasts for Adjusted EBITDA, revenue, earnings per diluted share and free cash flow, with the recognition that its top executives play a large part in whether the Company achieves its goals. The fiscal year 2009 financial targets were:

• Adjusted EBITDA:	$25.3 million
• Net Sales:	$278.4 million
• Earnings per diluted share:	$0.72
• Free cash flow:	$20.4 million

We exceeded each of the pre-established financial targets under our bonus program in 2009. Our actual performance for each of these measures was as follows:

• Adjusted EBITDA:	$29.1 million
• Net Sales:	$302.1 million
• Earnings per diluted share:	$0.84
• Free cash flow:	$36.7 million

Based on our actual Adjusted EBITDA performance for fiscal year 2009 as compared to our objective, the Compensation Committee established the aggregate bonus pool at 135% and each executive officer was then measured against 135% of his or her individual target bonus award. Based on the results set forth above, each of our named executive officers received full credit for the accomplishment of our goals for net sales, earnings per diluted share, and free cash flow. As mentioned above, Mr. Vadon’s bonus award was determined solely on the basis of financial performance.

With input from the Designated Officers, the Compensation Committee then assessed Mr. Stolzman, Mr. Gaston and Ms. Bell’s individual performance against their pre-established individual performance objectives to determine their 2009 bonus payment. Mr. Stolzman’s performance objectives related to financial metrics, financial planning initiatives, leadership over our cost savings initiatives, leadership over our investor relations activities, international growth, and organizational development. Mr. Gaston’s personal objectives related to our diamond supply, product margins, inventory, fulfillment and organizational development. Ms. Bell’s individual performance objectives related to the launch of our new website, website analytics, merchandising assortment, product margins, customer service metrics, and organizational development. When assessing Ms. Irvine’s individual performance, Mr. Vadon provided the Compensation Committee with input, but the Compensation Committee made its final determination regarding her bonus award outside the presence of any members of management. Ms. Irvine’s performance objectives related to our organizational structure, leadership development within the Company, leadership of business initiatives, brand development initiatives, and international growth. The 2009 bonus payment for each of our named executive officers is set forth in the Summary Compensation Table below.

Mr. Frisch’s bonus target award was established when he commenced employment with us in May 2009. In establishing Mr. Frisch’s target bonus award, the Compensation Committee took into consideration the recommendation by the Designated Officers, the target bonus awards paid to the other top executives, Mr. Frisch’s level, experience, and expected value to the business, and the compensation negotiations with Mr. Frisch. Mr. Frisch resigned prior to the end of the year and did not receive a bonus payment.

Equity Awards.  The Compensation Committee believes in the importance of equity ownership for all named executive officers to incent, retain, and reward executives and to align executive interests with stockholders. Our long-term equity incentive awards are made pursuant to our 2004 Equity Incentive Plan. Historically, our equity incentive compensation for all executives has exclusively been in the form of options to acquire our common stock. For all new hires, stock option awards are granted on the employee’s hire date and the exercise price of the stock option is equal to the closing price of our common stock on the last trading day prior to the hire date. In all cases, the hire date and the pricing of the option is preceded by approval of the option grant and terms by the Compensation Committee or our Stock Award Committee, as appropriate. Historically, the Compensation Committee has also awarded employees merit-based stock option grants annually. Our policy is to award these annual grants during open windows under our internal trading policy to provide for pricing of equity grants that reflects the dissemination of material information and a fair representation of the market’s collective view of our results and performance. If the Compensation Committee approves a merit-based stock option grant to an existing executive during an open window, the exercise price of the stock option award is equal to the last known closing price of our common stock on the date of grant. The Compensation Committee may approve the annual equity award during a closed window for grant on the first day of an open window. The exercise price of the stock option grant in these circumstances is the closing price of our common stock on the last trading day prior to the grant date. Executives receive value from option grants only if the value of our common stock appreciates over the long-term. In general, the stock option awards granted to executive officers vest over a four-year period as follows: 1/4th of the shares vest one year after the vesting commencement date and 1/48th of the shares vest monthly thereafter. The Compensation Committee believes this vesting period promotes retention and properly relates the value of this compensation component to the long-term success of the Company and the individual.

In 2009, the Compensation Committee decided to also award restricted stock units to our named executive officers. Restricted stock units entitle the holder to receive shares of our common stock upon the vesting date. The restricted stock units awarded in 2009 vest in two equal annual installments commencing on the first anniversary of the date of grant. The Compensation Committee believes that this vesting period properly balances the potential compensatory benefits of the grants with the long-term success of the Company. For 2009, the Compensation Committee believed that the combination of stock options and restricted stock units would properly align executive interests with stockholder interests, while helping to control dilution and providing a retention tool during periods of fluctuation in our stock price. Each year the Compensation Committee intends to review the proper form and mix of equity awards.

In 2009, the current named executive officers were granted options to purchase between 35,000 and 120,000 shares of our common stock, which ranged from approximately 6% to 22% of the total options granted to all employees. The named executive officers also received restricted stock units ranging from 942 to 4,712 shares. To determine the amount of equity to grant the named executive officers, the Compensation Committee considered input from the Designated Officers, the recipient’s level of responsibility, individual and Company performance, and the individual’s anticipated level of future contributions to our success. When assessing the potential value from the equity grants, the Compensation Committee reviewed the Black-Scholes value of the grants, as well as the intrinsic value of the grants at certain stock prices. The Compensation Committee also considered dilution and the expense to the Company under

SFAS 123(R). In addition to the factors mentioned above, in 2009, the Compensation Committee also considered the amount of the executive’s target bonus for 2008 when determining the amount of restricted stock units to award in 2009. The compensation data provided by Milliman in 2009 was not used to determine the amount of equity awarded in 2009, as the grants were awarded in the first quarter of 2009, prior to Milliman’s engagement. The amount of equity awarded to our named executive officers in fiscal year 2009 is set forth below in the Summary Compensation Table.

When Mr. Frisch commenced employment with us, he received an initial option to purchase 30,500 shares of our stock. When establishing the amount of this initial grant, the Compensation Committee considered the recommendation by the Designated Officers, the Black-Scholes value of the award, the amount of the award in relation to the equity awards granted to our other top executives, his experience, level of responsibility, and expected value to the business, and negotiations with Mr. Frisch. Mr. Frisch resigned prior to any of his stock options vesting.

Health and Welfare Benefits.  All full-time regular employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. We believe these benefits are consistent with benefits provided by our peer group companies and help us to attract and retain high quality employees.

Retirement Savings Opportunity.  All employees, including our named executive officers, may participate in our tax-qualified 401(k) defined contribution retirement savings plan, or 401(k) Plan. Each employee may make before tax contributions of their base salary up to the current Internal Revenue Service limits. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. All contributions to the 401(k) Plan are made in cash and are invested in funds as directed by the participant, with the participant being able to select from a variety of funds. We do not offer participants the opportunity to invest in shares of our stock through the 401(k) Plan. Pursuant to the terms of our 401(k) Plan, we have the discretion to fund a cash match based on a percentage of the employee’s cash contribution. In 2009, we matched fifty percent of the amount contributed by each employee up to four percent of such employee’s annual compensation. Vesting in the matching contribution is based on years of service. Participants are 100% vested after four years of continuous service to the Company. We believe these benefits are consistent with benefits provided by our peer group companies and help us to attract and retain high quality employees.

Other Broad-Based Employee Benefits.  All full-time regular employees, including the named executive officers, receive an annual transportation allowance of $720. Additionally, all full-time regular employees are eligible for an employee discount on certain of our products.

Employment, Severance and Change of Control Agreements.  Each of our named executive officers, except for Mr. Vadon, has signed offer letters. These offer letters provide that the officer is an at-will employee. These offer letters also provide for an initial salary and an initial stock option grant as well as other customary benefits and terms. Additionally, Mr. Stolzman’s offer letter set forth his initial target bonus award. All of our offer letters provide that the Company may modify compensation from time to time as it deems necessary.

Outside of a change of control, we are not contractually obligated to pay severance to any named executive officer. In October 2009, we entered into a Severance Agreement with Kevin Frisch, our former Senior Vice President of Marketing. Under the terms of this agreement, we agreed to pay Mr. Frisch a lump sum of $60,000 after he signed the Severance Agreement. This severance was given in consideration for his agreement to assist in transitioning his duties, in consideration for the release of all claims against us, and in recognition of the contributions he made to the business.

In March 2009, the Compensation Committee approved a Change of Control Severance Plan. This plan provides for the payment of severance benefits to designated executive employees whose employment is terminated within a specified period (not to exceed two years) following a Change of Control of the Company, either due to a termination without Cause or a Resignation for Good Reason, as each term is defined in the Change of Control Severance Plan. Currently, each of our named executive officers is eligible to participate in this plan. Benefits are only paid under the plan if there is: (1) a Change of Control, and (2) the executive is terminated without Cause or submits a Resignation for Good Reason. The Change of Control Severance Plan does not provide for any tax gross-ups.

Under the terms of the Change of Control Severance Plan, if following a Change of Control a named executive officer is terminated without Cause or submits a Resignation for Good Reason, and provided the executive signs the Company’s standard form of release, he or she will be entitled to receive as severance: (1) a lump sum cash payment equal to a multiple of such employee’s base salary and target annual incentive bonus, (2) Company-paid premiums for continued health insurance for a period of time equal to the period of base salary being provided (but not more than 18 months and in no event for longer than such coverage is available), and (3) full vesting of all then-outstanding equity awards.

The Compensation Committee believes that the adoption of a Change of Control Severance Plan is an important part of a competitive overall compensation arrangement for named executive officers. The Compensation Committee believes that the potential benefits payable pursuant to the Change of Control Severance Plan are consistent with the compensation practices for similarly situated executives at our peer companies and that the Change of Control Severance Plan will help to secure the continued employment and dedication of named executive officers, and ameliorate any concern that they might have regarding their continued employment prior to or following a change of control, thereby allowing the executive to focus his or her attention to serving the interest of the Company. The Compensation Committee also believes that the Change of Control Severance Plan serves as an important recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior officers. In determining the appropriate terms of the Change of Control Severance Plan, the Compensation Committee reviewed the potential cost of the change of control benefits assuming various stock price scenarios.

Under the 2004 Equity Incentive Plan, in the event of certain corporate transactions, if the surviving or acquiring entity elects not to assume, continue or substitute for equity awards granted under the 2004 Equity Incentive Plan, the vesting and, if applicable, exercisability of each equity award granted under the 2004 Equity Incentive Plan will accelerate in full for those whose service with the Company or any of the Company’s affiliates has not terminated. To the extent such equity award requires exercise, such as a stock option, such equity awards will be terminated if not exercised prior to the effective date of such corporate transaction. We believe these benefits are consistent with benefits provided by our peer group companies.

Compensation of Named Executives in Relation to Each Other and to the Chief Executive Officer.  Ms. Irvine’s salary relative to the other named executive officers reflects her level of experience and scope of responsibilities within the Company, including her responsibility over the organizational structure, initiatives, growth, and health and strategic direction of the Company. The Compensation Committee believes that the compensation paid to Mr. Stolzman, Ms. Bell, Mr. Gaston, and Mr. Frisch in relation to Ms. Irvine and in relation to each other is reasonable and appropriate given each individual’s level of experience and scope of responsibilities. Mr. Vadon does not have day-to-day management responsibilities, but rather helps provide strategic direction and helps establish longer-term objectives. When Mr. Vadon transitioned into the role of Executive Chairman, the Compensation Committee structured his compensation package in light of his unique role within the Company. The Compensation Committee believes that Mr. Vadon’s compensation should be significantly weighted towards performance-based pay. His base salary is $250,000 and his bonus target is 100% of his base salary. The Compensation Committee believes that this cash compensation is appropriate to provide the proper incentives to Mr. Vadon in light of his duties and is appropriate relative to the duties and cash compensation paid to Ms. Irvine and to the other named executive officers. Given Mr. Vadon’s role in the long-term strategic direction of the Company, the Compensation Committee further believes that equity should be a significant component of Mr. Vadon’s compensation. In 2009, Mr. Vadon was awarded a stock option to purchase 60,000 shares and 2,356 restricted stock units. The Compensation Committee believes that the amount of equity granted to Mr. Vadon relative to Ms. Irvine and relative to the other named executive officers is appropriate given his role and responsibilities.

Executive Equity Ownership Guidelines.  The Compensation Committee believes that equity ownership guidelines help align the interests of executives with that of our stockholders. In August 2009, the Compensation Committee clarified the executive equity ownership guidelines. Pursuant to these guidelines, the Compensation Committee suggests that each of the named executive officers hold “equity value” of at least three times the executive’s annual salary plus target bonus award. The equity value may be comprised of: common stock owned individually; common stock owned joining with, or separately by a spouse, domestic partner, and/or minor children, either directly or indirectly; vested restricted stock units; or vested stock options. The value of the equity is determined based on the intrinsic value of the equity using a rolling three month average stock price.

Policy Against Speculative Transactions.  No employee may engage in short sales, transactions in put or call options, margin loans with stock as collateral, certain hedging transactions or other inherently speculative transactions with respect to the Company’s stock at any time.

Tax Treatment of Compensation.  We review compensation plans in light of applicable tax provisions, including Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. We try to maximize the tax deductibility of compensation paid to our most highly compensated executives under Section 162(m). Section 162(m) generally limits the deduction for federal income tax purposes to no more than $1.0 million of compensation paid to each of the named executive officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code. To date, we have not faced the annual deduction limit, because bonus, full value equity award compensation, and base salary have not exceeded $1.0 million to any individual executive. We believe that compensation received upon the exercise of stock option grants awarded under our 2004 Equity Incentive Plan qualifies as “performance-based compensation” within the meaning of the Code and is therefore exempt from the deduction limit. We are currently seeking approval of our Performance Plan to qualify our annual cash incentive bonus payments as “performance-based compensation” within the meaning of the Code.

Risk Analysis of Our Compensation Plans.  The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of our compensation policies and programs encourage our employees to remain focused on both the short and long-term goals of the Company. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Compensation Committee Report(1)

As part of fulfilling its responsibilities, the Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) for the fiscal year ended January 3, 2010 with management. Based on the Compensation Committee’s review of the CD&A and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the CD&A for the fiscal year ended January 3, 2010 be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 3, 2010.

Date: April 16, 2010

Respectfully submitted,

Steve Scheid (Chairman)
Ned Mansour
Michael Potter

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, as amended, and is not to be incorporated by reference into any filing of Blue Nile, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation of Executive Officers

The following table sets forth compensation earned by our named executive officers for the 2009, 2008, and 2007 fiscal years.

Summary Compensation Table
Fiscal 2009, 2008 and 2007

								Non-Equity
								Incentive Plan	All Other	Total
		Salary		Bonus		Stock Awards	Option Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)		($)(1)		($)(2)	($)(2)	($)(3)	($)(4)	($)(5)

Diane Irvine	2009	450,000		-		99,989	1,097,520	405,000	5,620	2,058,129
Chief Executive Officer,	2008	437,396		-		-	3,085,884	-	5,320	3,528,600
President and Director	2007	336,641		-		-	1,401,660	467,333	5,220	2,210,854

Mark Vadon	2009	250,000		-		49,994	548,760	337,500	5,620	1,191,874
Executive Chairman	2008	274,107		-		-	489,816	-	5,320	769,243
and Chairman of the Board	2007	385,000		-		-	1,868,880	578,000	5,220	2,837,100

Marc Stolzman	2009	280,001		-		29,984	411,570	162,000	720	884,275
Chief Financial Officer	2008	153,125	(6)	25,000	(7)	-	1,319,759	-	420	1,498,304

Dwight Gaston (8)	2009	233,751		-		29,984	365,840	108,000	5,409	742,984
Senior Vice President	2008	220,001		-		-	421,505	-	5,320	646,826
	2007	204,010		-		-	529,516	131,250	5,220	869,996

Susan Bell	2009	230,001		-		19,989	320,110	91,800	5,334	667,234
Senior Vice President	2008	220,265		-		-	370,924	-	5,320	596,509
	2007	210,528		-		-	529,516	120,750	5,220	866,014

Kevin Frisch (9)	2009	104,065		-		-	549,485	-	85,554	739,104
Former Senior Vice President

(1)	Awards paid under our annual cash incentive bonus plan are included in the “Non-Equity Incentive Plan Compensation” column. These payments were made based on predetermined performance metrics. See footnote 3 below.

(2)	The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards during each fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. Generally, the grant date fair value is the amount the company expects to expense in its financial statements over the award’s vesting schedule. The amount does not reflect the actual economic value realized by the executive officer. No stock awards were granted prior to 2009. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements included in our annual report on Form 10-K for the year ended January 3, 2010, as filed with the Securities and Exchange Commission on February 25, 2010 (File No. 000-50763). See the Grants of Plan-Based Awards for Fiscal 2009 Table included herein for additional information on equity awards granted in 2009.

(3)	Non-Equity Incentive Plan Compensation includes awards earned under our annual cash incentive bonus plan. See the Grants of Plan-Based Awards for Fiscal 2009 Table included herein and the Compensation Discussion and Analysis above for additional information.

(4)	Additional information is provided in the All Other Compensation Table below.

(5)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the preceding columns.

(6)	Mr. Stolzman was named our Chief Financial Officer on June 9, 2008. His 2008 base salary was $280,000 on an annualized basis.

(7)	Pursuant to the terms of Mr. Stolzman’s offer letter dated May 2, 2008, he received a signing bonus of $25,000.

(8)	Mr. Gaston received an increase in base pay in August 2009 of $10,000, bringing his salary to $240,000 on an annualized basis.

(9)	Mr. Frisch served as Senior Vice President from May 4, 2009 through October 7, 2009. His base salary on an annualized basis was $230,000. As a result of his termination of employment, Mr. Frisch forfeited 30,500 shares of stock options representing a grant date fair value of $549,485.

All Other Compensation Table

		Relocation		Matching	Transportation	All Other
		Assistance	Severance	Contributions	Allowance	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)

Diane Irvine	2009	-	-	4,900	720	5,620
Chief Executive Officer, President	2008	-	-	4,600	720	5,320
and Director	2007	-	-	4,500	720	5,220

Mark Vadon	2009	-		4,900	720	5,620
Executive Chairman	2008	-	-	4,600	720	5,320
and Chairman of the Board	2007	-	-	4,500	720	5,220

Marc Stolzman	2009	-	-	-	720	720
Chief Financial Officer	2008	-	-	-	420	420

Dwight Gaston	2009	-	-	4,689	720	5,409
Senior Vice President	2008	-	-	4,600	720	5,320
	2007	-	-	4,500	720	5,220

Susan Bell	2009	-	-	4,614	720	5,334
Senior Vice President	2008	-	-	4,600	720	5,320
	2007	-	-	4,500	720	5,220

Kevin Frisch (3)	2009	25,194	60,000	-	360	85,554
Former Senior Vice President

(1)	Represents matching contribution under our 401(k) Plan. Vesting in the matching contribution is based on years of service. Participants are 100 percent vested after four years of continuous service to the Company.

(2)	All of our employees receive a $60 monthly transportation allowance.

(3)	Pursuant to the terms of a severance agreement entered into in October 2009 with Mr. Frisch, the Company paid Mr. Frisch a lump sum of $60,000.

The following table supplements the Fiscal Year 2009, 2008, and 2007 Summary Compensation Table by providing additional information about our fiscal year 2009 plan-based compensation.

Grants of Plan-Based Awards for Fiscal 2009 Table

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
			Estimated Possible Payouts		Number of	Number of	or Base	Fair Value
			Under Non-Equity		Shares of	Securities	Price of	of Stock
			Incentive Plan Awards(1)		Stock or	Underlying	Option	and Option
		Grant	Target	Maximum	Units	Options	Awards	Awards
Name	Award	Date (2)	($) (3)	($) (4)	(#) (5)	(#) (5)	($/Sh)	($) (6)

Diane Irvine	Annual Incentive	-	300,000	600,000	-	-	-	-
Chief Executive Officer,	Stock Options	2/23/2009	-	-	-	120,000	21.22	1,097,520
President and Director	Restricted Stock Units	2/23/2009	-	-	4,712	-	-	99,989

Mark Vadon	Annual Incentive	-	250,000	500,000	-	-	-	-
Executive Chairman and	Stock Options	2/23/2009	-	-	-	60,000	21.22	548,760
Chairman of the Board	Restricted Stock Units	2/23/2009	-	-	2,356	-	-	49,994

Marc Stolzman	Annual Incentive	-	120,000	240,000	-	-	-	-
Chief Financial Officer	Stock Options	2/23/2009	-	-	-	45,000	21.22	411,570
	Restricted Stock Units	2/23/2009	-	-	1,413	-	-	29,984

Dwight Gaston	Annual Incentive	-	80,000	160,000	-	-	-	-
Senior Vice President	Stock Options	2/23/2009	-	-	-	40,000	21.22	365,840
	Restricted Stock Units	2/23/2009	-	-	1,413	-	-	29,984

Susan Bell	Annual Incentive	-	80,000	160,000	-	-	-	-
Senior Vice President	Stock Options	2/23/2009	-	-	-	35,000	21.22	320,110
	Restricted Stock Units	2/23/2009	-	-	942	-	-	19,989

Kevin Frisch (7)	Annual Incentive	-	60,000	120,000	-	-	-	-
Former Senior	Stock Options	5/4/2009	-	-	-	30,500	40.29	549,485
Vice President	Restricted Stock Units	-	-	-	-	-	-	-

(1)	In determining the 2009 bonus awards for each of the named executive officers, the Compensation Committee reviewed our actual 2009 performance against our pre-established: (1) Adjusted EBITDA target, (2) revenue target, (3) earnings per diluted share target, (4) free cash flow target and (5) individual performance objectives. See the Compensation Discussion and Analysis for additional information and analysis. There is no threshold or minimum incentive bonus payment.

(2)	Stock options granted on this date vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. Restricted Stock Units granted on this date vest in two equal annual installments commencing on February 23, 2010. Equity units granted to our current executive officers are subject to acceleration under our Change of Control Severance Plan and in certain other circumstances as provided in our 2004 Equity Incentive Plan.

(3)	This column sets forth the target amount of each named executive officer’s cash incentive bonus for 2009 as established by the Compensation Committee.

(4)	Each named executive officer was entitled to receive up to a maximum of 200 percent of the target bonus award depending upon the achievement of certain financial and individual performance objectives.

(5)	Option awards and Restricted Stock Units granted to named executive officers in fiscal year 2009 were issued under our 2004 Equity Incentive Plan.

(6)	The amounts represent the aggregate grant date fair value of the stock awards and option awards granted during the fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. For a

discussion of valuation assumptions, see Note 6 to our consolidated financial statements included in our annual report on Form 10-K for the year ended January 3, 2010, as filed with the Securities and Exchange Commission on February 25, 2010 (File No. 000-50763).

(7)	Mr. Frisch served as Senior Vice President from May 4, 2009 through October 7, 2009. As a result of his termination of employment, Mr. Frisch forfeited 30,500 stock options representing a grant date fair value of $549,485.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements.  Each of our named executive officers, except for Mr. Vadon, has signed offer letters with the Company. Descriptions of our employment agreements with our named executive officers are included under the caption Employment, Severance and Change of Control Agreements in our Compensation Discussion and Analysis above.

Non-Equity Incentive Plan Awards.  These amounts reflect the potential target and maximum annual cash incentive awards payable to our named executive officers under our 2009 annual cash incentive bonus plan. For more information regarding this plan, please see the Annual Cash Incentive Bonus section in our Compensation Discussion and Analysis above.

Equity Awards.  We grant stock options and restricted stock units to executive officers under our 2004 Equity Incentive Plan. Prior to the adoption of the 2004 Equity Incentive Plan, we granted options to our executive officers under our 1999 Equity Incentive Plan. We have never granted any stock appreciation rights.

Other Compensatory Arrangements.  For a description of the other elements of our executive compensation program, see our Compensation Discussion and Analysis above.

The following table provides information regarding unexercised stock options held by each of the named executive officers as of January 3, 2010.

Outstanding Equity Awards At Fiscal Year End 2009

	Option Awards					Stock Awards
	Number of		Number of				Market
	Securities		Securities			Number of	Value of
	Underlying		Underlying	Option	Option	Shares or	Shares or
	Unexercised		Unexercised	Exercise	Expiration	Units of	Units of
	Options		Options	Price	Date	Stock That	Stock That
	(#)		(#) (1)	($) (2)	(1)	Have Not	Have Not
						Vested	Vested
Name	Exercisable		Unexercisable			(#)	($) (3)

Diane Irvine	9,688	(4)	-	0.25	2/25/2012
Chief Executive Officer,	40,000	(6)	-	8.75	10/9/2013
President and Director	65,000	(7)	-	30.00	7/26/2014
	62,000	(8)	-	32.97	8/30/2015
	89,583		10,417	31.26	5/31/2016
	26,250		18,750	83.81	8/28/2017
	82,500		97,500	44.44	2/27/2018
	-		120,000	21.22	2/22/2019
						4,712	298,411

Mark Vadon	101,771	(5)	-	0.275	2/25/2012
Executive Chairman and	100,000	(6)	-	8.75	10/9/2013
Chairman of the Board	180,000	(7)	-	30.00	7/26/2014
	117,000	(8)	-	32.97	8/30/2015
	179,166		20,834	31.26	5/31/2016
	35,000		25,000	83.81	8/28/2017
	13,094		15,477	44.44	2/27/2018
	-		60,000	21.22	2/22/2019
						2,356	149,205

Marc Stolzman	26,250		43,750	46.04	6/8/2018
Chief Financial Officer	-		45,000	21.22	2/22/2019
						1,413	89,485

Dwight Gaston	21,500	(6)	-	8.75	10/9/2013
Senior Vice President	18,000	(7)	-	30.00	7/26/2014
	20,000	(9)	-	33.81	9/8/2015
	26,875		3,125	31.26	5/31/2016
	9,916		7,084	83.81	8/28/2017
	8,333		16,667	41.13	8/7/2018
	-		40,000	21.22	2/22/2019
						1,413	89,485

Susan Bell	6,000	(6)	-	8.75	10/9/2013
Senior Vice President	5,000	(7)	-	30.00	7/26/2014
	29,000	(8)	-	32.97	8/30/2015
	26,875		3,125	31.26	5/31/2016
	9,916		7,084	83.81	8/28/2017
	7,333		14,667	41.13	8/7/2018
	-		35,000	21.22	2/22/2019
						942	59,657

Kevin Frisch	-		-	-	-	-	-
Former Senior Vice President

(1)	Each of the options expiring in 2016, 2017, 2018 and 2019 vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. Each of the options expiring in 2012, 2013, 2014 and 2015 are fully vested as of January 3, 2010.

The vesting date of each of the other options still subject to vesting is listed in the table below by expiration date:

Expiration Date	Vesting Date
05/31/2016	06/01/2010

08/28/2017	08/29/2011

02/27/2018	02/28/2012

06/08/2018	06/09/2012

08/07/2018	08/08/2012

02/22/2019	02/23/2013

(2)	Represents the fair market value of a share of our common stock on the grant date of the option.

(3)	Value is calculated by multiplying the number of restricted stock units that have not vested by the closing market price of our stock ($63.33) as of the close of trading on December 31, 2009 (the last trading day prior to our January 3, 2010 fiscal year end).

(4)	Ms. Irvine’s options expiring in 2012 were granted in connection with an option cancellation and re-grant program. Pursuant to this program, the vesting date was tied to the initial grant date of the options.

(5)	Mr. Vadon’s options expiring in 2012 vested as to 1/4 of the shares of common stock underlying the options on August 26, 2002 and as to 1/48 of the underlying shares monthly thereafter.

(6)	Options expiring in 2013 vested as to 1/4 of the shares of common stock underlying the options on August 26, 2004 and as to 1/48 of the underlying shares monthly thereafter.

(7)	Options expiring in 2014 vested as to 1/4 of the shares of common stock underlying the options on August 26, 2005 and as to 1/48 of the underlying shares monthly thereafter.

(8)	Ms. Irvine, Mr. Vadon and Ms. Bell’s options expiring in 2015 vested as to 1/4 of the shares of common stock underlying the options on August 26, 2006 and as to 1/48 of the underlying shares monthly thereafter.

(9)	Mr. Gaston’s options expiring in 2015 vested as to 1/4 of the shares of common stock underlying the options on September 9, 2006 and as to 1/48 of the underlying shares monthly thereafter.

The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during fiscal year 2009 and the aggregate dollar amount realized by the named executive officer upon exercise of the option. None of the named executive officers owned any restricted stock units that vested during fiscal year 2009.

Option Exercises and Stock Vested Table in Fiscal 2009

	Option Awards
	Number of
	Shares	Value
	Acquired on	Realized on
	Exercise	Exercise
Name	(#)	($) (1)

Diane Irvine	22,167	1,324,627 (2)
Chief Executive Officer, President and Director

Mark Vadon	28,229	1,683,802
Executive Chairman and Chairman of the Board

Marc Stolzman	-	-
Chief Financial Officer

Dwight Gaston	12,000	618,055
Senior Vice President

Susan Bell	12,652	692,584
Senior Vice President

Kevin Frisch	-	-
Former Senior Vice President

(1)	The value realized on exercise represents the difference between the exercise price per share of the stock option and the sales price of the shares of our common stock. The value realized was determined without considering any taxes that may have been owed.

(2)	On December 3, 2009, Ms. Irvine exercised 15,500 options and held 500 shares acquired upon exercise. For those 500 shares, the value realized represents the difference between the exercise price per share of the stock option and the closing price on the date of exercise.

Change of Control Severance Plan

On March 4, 2009, the Compensation Committee approved a Change of Control Severance Plan for certain of our executive officers. The Severance Plan provides for the payment of severance benefits to designated executive employees whose employment is terminated within a specified period (not to exceed 2 years) following a Change of Control of the Company, either due to a termination without Cause or a Resignation for Good Reason, as each term is defined in the Severance Plan. The Severance Plan supersedes and replaces any existing severance plans, policies or practices that would otherwise apply upon these kinds of Qualifying Terminations, as defined in the Severance Plan. Currently, each of our named executive officers is eligible to participate in the Severance Plan.

Definition of Change of Control
For purposes of the Change of Control Severance Plan, the term “Change of Control” means that one or more of the following events has occurred:

•	a person or group becomes the owner of greater than 50% of the combined voting power of the Company’s outstanding stock;

•	a corporate transaction, such as a merger or consolidation, results in the stockholders of the Company immediately prior to the transaction no longer owning more than 50% of the outstanding stock;

•	all or substantially all of the assets of the company are sold or disposed of to an unrelated party;

•	a majority of the Board is, for any reason, not made up of individuals who were either on the Board as of March 4, 2009, or, if they became members after that date, were approved by the directors.

Definition of Cause
For purposes of the Change of Control Severance Plan, the term “Cause” for termination means that one of the following events that has a material negative impact on the business or reputation of the Company has occurred:

•	indictment or conviction of any felony or any crime involving dishonesty or moral turpitude;

•	dishonesty which is not the result of an inadvertent or innocent mistake by employee with respect to the Company;

•	employee’s continued willful violation of his or her obligations to the Company after there has been delivered to employee a written demand for performance from the Company’s Board of Directors which describes the basis for the Board of Directors’ belief that employee has not substantially satisfied his or her obligations to the Company;

•	employee’s violation or breach of any material written Company policy, agreement with the Company, or any statutory or fiduciary duty to the Company; or

•	damaging or misappropriating or attempting to damage or misappropriate any property, including any confidential or proprietary information, of the Company.

Definition of Resignation for Good Reason
For purposes of the Change of Control Severance Plan, the term “Resignation for Good Reason” means an eligible employee has resigned from all positions he or she then holds with the Company (or any successor thereto):

•	because one of the following actions has been taken without his or her express written consent:

there is a material reduction (where material is considered greater than 10%) of the eligible employee’s annual base salary;

there is a material change in the eligible employee’s position or responsibilities (including the person or persons to whom the eligible employee has reporting responsibilities);

the eligible employee is required to relocate his or her principal place of employment to a location that would increase his or her one way commute distance by more than twenty-five (25) miles; or

the Company materially breaches its obligations under this Change of Control Severance Plan or any then-existing employment agreement with the eligible employee; and

•	the eligible employee provides written notice to the Company’s Board of Directors within the 30-day period immediately following such action; and

•	such action is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and

•	the eligible employee’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.

Definition of Qualifying Termination

For purposes of the Change of Control Severance Plan, the term “Qualifying Termination” means that an eligible employee suffers an involuntary termination without Cause or a Resignation for Good Reason, in either case that (i) constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), (ii) occurs other than as a result of death or disability, and (iii) occurs on or (A) within twenty-four (24) months following the effective date of the Change of Control in the case of the Executive Chairman and Chief Executive Officer or (B) within twelve (12) months following the effective date of the Change of Control in the case of all other named executive officers.

The Change of Control Severance Plan provides that upon a Qualifying Termination following a Change of Control, and provided the employee signs the Company’s standard form of release, he or she will be entitled to receive as severance: (1) a lump sum cash payment equal to a multiple of such employee’s base salary and target annual incentive bonus, (2) Company-paid premiums for continued health insurance for a period of time equal to the period of base salary being provided (but not more than 18 months and in no event for longer than such coverage is available), and (3) full vesting of all then-outstanding equity awards.

Potential Payments on Change of Control

The following table shows cash severance and bonus payments, the value of accelerated vesting of equity grants, the value of continued health benefits and the total value that would have been provided to the named executive officers in the event that a Change of Control of the Company had occurred on January 3, 2010 and on the further assumption that the employment of the named executive officer was terminated without Cause or that the named executive officer submitted his or her Resignation for Good Reason at that time:

			Early Vesting	Early Vesting
	Cash		of Stock	of Option	Welfare
	Severance	Bonus	Awards	Awards	Benefits	Total
Name	($) (1)	($) (1)	($) (2)	($) (3)	($) (4)	($)

Diane Irvine	900,000	600,000	298,411	7,229,048	11,593	9,039,052
Mark Vadon	500,000	500,000	149,205	3,487,107	11,593	4,647,905
Marc Stolzman	280,000	120,000	89,485	2,651,388	7,729	3,148,602
Dwight Gaston	240,000	80,000	89,485	2,154,626	7,729	2,571,840
Susan Bell	230,000	80,000	59,657	1,899,676	7,729	2,277,062
Kevin Frisch(5)	-	-	-	-	-	-

(1)	Cash severance and bonus payments were determined by multiplying the executive’s base salary and target annual incentive bonus by the multiple as defined in each of their severance agreements. For Ms. Irvine and Mr. Vadon that multiple is two, and for Mr. Stolzman, Ms. Bell and Mr. Gaston that multiple is one.

(2)	The value of early vesting of restricted stock units was calculated by multiplying the number of restricted stock units that would have vested by the closing market price of our stock ($63.33) as of the close of trading on December 31, 2009 (the last trading day prior to our January 3, 2010 fiscal year end).

(3)	The value of early vesting of option awards is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of January 3, 2010 calculated based on the closing market price of our stock ($63.33) as of the close of trading on December 31, 2009 (the last trading day prior to our fiscal year end). Options that were out of the money have been excluded from the calculation.

(4)	The amounts shown in this column represent health and dental coverage determined on the basis of the Company’s “COBRA” rates for post-employment continuation coverage for a period of 18 months for Ms. Irvine and Mr. Vadon, and a period of 12 months for Mr. Stolzman, Ms. Bell and Mr. Gaston. Such rates were determined on the basis of the coverage elections made by the named executive officer.

(5)	Mr. Frisch, our former Senior Vice President, resigned in October 2009.

Equity Compensation Plan Information

We currently maintain four compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These plans consist of the 1999 Equity Incentive Plan, the 2004 Equity Incentive Plan, the 2004 Non-Employee Directors’ Stock Option Plan and the 2004 Employee Stock Purchase Plan. Each of these four plans has been approved by the Company’s stockholders. The following table summarizes the Company’s equity compensation plan information as of January 3, 2010:

Number of Securities
		Weighted-Average	Remaining Available for
	Number of Securities to be	Exercise Price of	Future Issuance Under
	Issued Upon Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Shares Reflected
	Warrants and Rights	and Rights	in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(4)	2,648,715(1)	$33.44(2)	5,663,116(3)
Equity compensation plans not approved by security holders	-	-	-

Total	2,648,715(1)	$33.44(2)	5,663,116(3)

(1)	Includes 345,970 shares of common stock issuable under the 1999 Equity Incentive Plan, 2,186,974 shares of common stock issuable under the 2004 Equity Incentive Plan, 115,771 shares of common stock issuable under the 2004 Non-Employee Directors’ Stock Option Plan and 0 shares of common stock under the 2004 Employee Stock Purchase Plan.

(2)	Because restricted stock units (RSUs) do not have an exercise price, 12,296 shares of our common stock issuable pursuant to RSUs under our 2004 Equity Incentive Plan are not included in the calculation of weighted average exercise price.

(3)	There are 0 shares available for grant under the 1999 Equity Incentive Plan, 4,260,902 shares available for grant under the 2004 Equity Incentive Plan, 402,214 shares available for grant under the 2004 Non-Employee Directors’ Stock Option Plan and 1,000,000 shares available for grant under the 2004 Employee Stock Purchase Plan. The aggregate number of shares of common stock that are reserved for issuance under the 2004 Equity Incentive Plan automatically increases on the first day of each fiscal year up to and including 2014, by five percent of the number of shares of common stock outstanding on such date unless the Board of Directors designates a smaller number. The aggregate number of shares of common stock that are reserved for issuance under the 2004 Non-Employee Directors’ Stock Option Plan automatically increases the first day of each fiscal year up to and including 2014, by the number of shares of common stock subject to options granted during the prior calendar year unless the Board of Directors designates a smaller number. After the effective date of the first offering under the 2004 Employee Stock Purchase Plan, the aggregate number of shares of common stock that are reserved for issuance under the 2004 Employee Stock Purchase Plan automatically increases on the first day of each fiscal year for 20 years, by the lesser of 320,000 shares or one and one half percent of the number of shares of common stock outstanding on each such date, unless the Board of Directors designates a smaller number.

(4)	Our equity compensation plans were approved by our stockholders prior to our initial public offering in May 2004, and our 2004 Equity Incentive Plan was approved again by stockholders at the 2008 Annual Meeting to meet the requirements of Internal Revenue Code Section 162(m).

Compensation of Directors

Non-Employee Director Compensation

Only non-employee directors are compensated for serving as our directors. Our compensation philosophy for non-employee directors is to provide a competitive level and mix of compensation that enhances the Company’s ability to attract and retain highly qualified directors and to reinforce the alignment of our directors’ interests with those of our stockholders.

Cash Compensation.  The table below sets forth the cash compensation for which our non-employee directors are eligible:

Annual Cash Compensation	Cash ($)

Annual Retainer(1)	40,000

Fee for Committee Service(2)	3,000

Audit Committee Chair Fee	10,000

Compensation Committee Chair Fee	5,000

Nominating and Corporate Governance Committee Chair Fee	5,000

(1)	The annual retainer is paid in quarterly installments. At the discretion of our Board of Directors, directors may be permitted to forego all or a portion of their annual retainer for service on the Board of Directors in exchange for a grant or grants of common stock under our 2004 Equity Incentive Plan having a fair market value equal to the amount of foregone cash compensation. The number of shares granted is determined by dividing the amount of the foregone quarterly installment by the closing price of our common stock on the second business day following our quarterly public announcement of our financial earnings for the quarter in which the installment is to be paid. Our policy for the timing of such determination is to provide for a price that reflects the dissemination of material information and a fair representation of the market’s collective view of our financial results and performance.

(2)	Annual fee for service on any committee.

Equity Compensation.  Non-employee directors are eligible for grants pursuant to our 2004 Non-Employee Directors’ Stock Option Plan, or Directors’ Plan. The table below sets forth the equity compensation for which our non-employee directors are eligible:

Equity Compensation (1)	Equity (#)

Initial Option Grant (2)	11,250

Annual Option Grant (3)	2,500

Option Grant Upon Full Vesting of Initial or Refresh Option Grant (4)	9,000

(1)	Options granted pursuant to our Directors’ Plan are subject to acceleration upon a change of control as described below.

(2)	Each director receives an initial option grant upon joining the Board of Directors. The initial grant vests monthly with respect to 1/30th of the shares subject to the grant for the first 12 months following the date such director joins the Board of Directors and 1/60th of the shares subject to the grant for the subsequent 36 months. These option grants cease vesting as of the date a non-employee director no longer serves on the Board of Directors.

(3)	Each non-employee director receives an annual option grant on the date following each Annual Meeting of Stockholders, which is reduced pro rata for each full quarter prior to the grant date during which the director did not serve as a non-employee director. The annual grant vests monthly from the date of the grant for one year. These option grants cease vesting as of the date a non-employee director no longer serves on the Board of Directors. On May 20, 2009, the day following our 2009 Annual Meeting of Stockholders, we awarded each of Mr. Carlborg, Mr. Potter, Mr. Scheid and Ms. Taylor an option to purchase 2,500 shares of our common stock. Mr. Lane and Mr. Mansour, who joined our Board of Directors in December 2008, were each awarded a pro-rated option to purchase 1,250 shares of our common stock. The exercise price of these 2009 annual grants is $43.98, which was the closing price of our common stock on the day prior to the grant date.

(4)	Each non-employee director receives a refresh grant upon full vesting of the initial stock option grant or previously issued refresh grant. These refresh grants vest monthly in equal amounts from the date of the grant for four years. These options cease vesting as of the date a non-employee director no longer serves on our Board of Directors. On February 2, 2009, Mr. Carlborg received a refresh grant of 9,000 shares of our common stock. The exercise price of this grant is $20.22, which was the closing price of our common stock on the day prior to the grant date.

2009 Compensation for Non-Employee Directors.  The following table summarizes the compensation paid by us to our non-employee directors during the fiscal year ended January 3, 2010.

2009 Director Compensation Table

		Fees Earned or	Stock	Option
		Paid in Cash	Awards	Awards	Total
Name		($) (1)	($) (2)	($) (3)	($)

Eric Carlborg	(4)	53,000	-	127,244	180,244
Leslie Lane	(5)	43,000	(2)	24,527	67,527
Ned Mansour	(6)	43,000	-	24,527	67,527
Michael Potter	(7)	43,000	(2)	49,054	92,054
Steve Scheid	(8)	48,000	(2)	49,054	97,054
Mary Alice Taylor	(9)	48,000	(2)	49,054	97,054

(1)	Includes the annual cash retainer, fees for serving on a Committee of the Board of Directors, and fees as applicable for chairing a Committee. Directors may elect to receive their annual retainer in cash or stock.

(2)	Mr. Lane, Mr. Potter, Mr. Scheid, and Ms. Taylor each elected to receive their annual retainer (paid quarterly) in shares of common stock plus cash in lieu of any fractional share. The number of shares granted is determined by dividing the amount of the foregone quarterly installment by the closing price of our common stock on the second business day following our quarterly public announcement of our financial earnings for the quarter in which the installment is to be paid. Mr. Lane and Mr. Potter received stock valued at $39,915 and cash in the amount of $3,085, which includes $3,000 for service on committees. Mr. Scheid and Ms. Taylor received stock valued at $39,915 and cash in the amount of $8,085. Mr. Scheid and Ms. Taylor received more cash because of their roles as Compensation Committee Chair and Nominating and Corporate Governance Committee Chair, respectively. Committee Chair and Committee service fees are paid in cash.

(3)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the stock options granted during the fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. Generally, the grant date fair value is the amount the company expects to expense in its financial statements over the award’s vesting schedule. The amount does not reflect the actual economic value realized by the director. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements included in our annual report on Form 10-K for the year ended January 3, 2010, as filed with the Securities and Exchange Commission on February 25, 2010 (File No. 000-50763).

(4)	Mr. Carlborg received two option grants in 2009. He was granted an annual grant to purchase 2,500 shares of common stock with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $49,054. In addition, he received a refresh grant to purchase 9,000 shares of common stock with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards

Codification, of $78,190. As of January 3, 2010, Mr. Carlborg held a total of 1,000 shares of common stock and options to purchase 28,334 shares of common stock.

(5)	Mr. Lane was granted an option to purchase 1,250 shares of common stock in fiscal year 2009. As of January 3, 2010, Mr. Lane held a total of 1,043 shares of common stock and options to purchase 12,500 shares of common stock.

(6)	Mr. Mansour was granted an option to purchase 1,250 shares of common stock in fiscal year 2009. As of January 3, 2010, Mr. Mansour held a total of 2,000 shares of common stock and held options to purchase 12,500 shares of common stock.

(7)	Mr. Potter was granted an option to purchase 2,500 shares of common stock in fiscal year 2009. As of January 3, 2010, Mr. Potter held a total of 1,955 shares of common stock and held options to purchase 14,875 shares of common stock.

(8)	Mr. Scheid was granted an option to purchase 2,500 shares of common stock in fiscal year 2009. As of January 3, 2010, Mr. Scheid held a total of 1,955 shares of common stock and held options to purchase 14,875 shares of common stock.

(9)	Ms. Taylor was granted an option to purchase 2,500 shares of common stock in fiscal year 2009. As of January 3, 2010, Ms. Taylor held a total of 6,819 shares of common stock and options to purchase 44,000 shares of common stock.

Director Equity Ownership Guidelines.  The Compensation Committee believes that equity ownership guidelines help align the interests of directors with that of our stockholders. In August 2009, the Compensation Committee approved equity ownership guidelines for our directors. Pursuant to these guidelines, within three years of the joining the Board of Directors, directors are expected to accumulate an ownership interest in the Company’s securities equal to three times the value of the annual retainer paid to directors for service on the Board of Directors. The value of the securities may be comprised of: common stock owned individually; common stock owned joining with, or separately by a spouse, domestic partner, and/or minor children, either directly or indirectly; vested restricted stock units; or vested stock options. The value of the securities is determined based on the intrinsic value of the securities using a rolling three month average stock price.

Change-of-Control.  In the event of a merger with or into another corporation or a consolidation, acquisition of our assets or other change-of-control transaction, the vesting of options granted to non-employee directors under our 1999 Equity Incentive Plan and all options granted under our Directors’ Plan will accelerate in full for the directors who are then providing services to us or our affiliates.

Transactions with Related Persons

Related Person Transactions Policy and Procedures

In February 2007, the Audit Committee adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” For purposes of this policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director shall not be considered related person transactions under the policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under our Related Person Transactions Policy, where a transaction has been identified as a related person transaction, our management presents such related person transaction to the Audit Committee for review, consideration and approval or ratification. The presentation includes, to the extent reasonably available, (a) a description of (i) the parties thereto; (ii) the interests, direct or indirect, of any related person in the transaction in sufficient detail so as to enable the Audit Committee to assess such interests; and (iii) the material facts of the proposed related person transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, that amount of principal that would be involved; (b) an assessment of (i) the benefits to us of the proposed related person transaction; and (ii) whether the proposed related person transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and (c) management’s recommendation with respect to the proposed related person transaction. In the event the Audit Committee is asked to consider whether to ratify an ongoing related person transaction, in addition to the information identified above, the presentation includes a description of the extent of work performed and remaining to be performed in connection with the transaction and an assessment of the potential risks and costs of termination of the transaction.

The Audit Committee, in approving or rejecting the proposed related person transaction, considers all the relevant facts and circumstances deemed relevant by and available to the Audit Committee, including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The Audit Committee approves only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is, or may be, made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

From time to time, the Company may have employees who are related to our executive officers or directors. Eric Vadon, the brother of Mark Vadon, was employed by the Company as Director of Website Development during the fiscal year ended January 3, 2010. His salary and other compensation paid by the Company totaled $120,721, and he was granted an option award with respect to 8,000 shares of common stock vesting over four years. His compensation is similar to those paid for comparable positions at the Company. This related party transaction was approved by the Audit Committee pursuant to the terms of our Related Party Transactions Policy.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended January 3, 2010, to the Securities and Exchange Commission, is available on our website at http://investor.bluenile.com. A copy will be furnished without charge to stockholders of record upon request by mail to Investor Relations at Blue Nile, 705 Fifth Avenue South, Suite 900, Seattle Washington 98104.

Householding of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Blue Nile, Inc., Corporate Secretary, at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104 or contact Lauren Neiswender, our Corporate Secretary, at (206) 336-6700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Diane Irvine
Chief Executive Officer and President

Seattle, Washington
April 16, 2010

Appendix A

Blue Nile, Inc.
Performance Bonus Plan

1.	PURPOSE. The Plan is intended to increase stockholder value and the success of the Company by motivating Participants to achieve the Company’s objectives and initiatives through the payment of awards hereunder when those objectives and initiatives are achieved. The Company intends that the Plan will permit the payment of bonuses that may qualify as Performance-Based Compensation.

2.  DEFINITIONS.

2.1  “Board” means the Board of Directors of the Company.

2.2	“Bonus Award” means the award, in the amount determined by the Committee, that may be earned by a Participant based on that Participant’s level of attainment of Performance Goals established in accordance with this Plan, subject to the Committee’s authority under the Plan to eliminate or reduce such amount as described below.

2.3	“Code” means the Internal Revenue Code of 1986, as amended.

2.4	“Committee” means the Compensation Committee of the Board, or a subcommittee thereof, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

2.5	“Company” means Blue Nile, Inc., together with each of its subsidiaries (as such term is defined in Section 424(f) of the Code).

2.6	“Fiscal Year” means a fiscal year of the Company.

2.7	“Maximum Award” means the maximum Bonus Award that may be earned under the Plan by a Participant for the Performance Period, which may (but is not required to be) expressed as a percentage of Participant’s base salary, a specific dollar amount, or a specific number of shares of Common Stock, as determined by the Committee in accordance with the Plan. In no event may the Maximum Award payable in cash, as to any Participant for any Performance Period, exceed $3 million multiplied by the number of complete Fiscal Years contained within the Performance Period. In addition, in no event may the Maximum Award payable in shares, as to any Participant for any Performance Period, exceed 300,000 shares of the Company’s common stock multiplied by the number of complete Fiscal Years contained within the Performance Period. A Participant may be awarded, and may earn, both a Maximum Award payable in cash and a Maximum Award payable in shares for the same Performance Period.

2.8	“Participant” means any executive officer or key employee of the Company designated by the Committee, in its sole discretion, to participate in the Plan for a given Performance Period.

2.9	“Payout Determination Date” means the date upon which the Committee determines the amounts payable under the Plan with respect to any previously completed Performance Period, in accordance with terms set forth below.

2.10	“Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 5 in order to determine the Bonus Awards (if any) to be paid to Participants. The Payout Formula may be (but is not required to be) expressed as a percentage (which may be more than 100%) of the Target Award. The Payout Formula may differ from Participant to Participant and, with respect to any one Participant in a given Performance Period, there may be a different Payout Formula for his or her Maximum Award payable in cash than the Payout Formula for his or her Maximum Award payable in shares.

2.11	“Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

2.12	“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to a Bonus Award. As determined by the Committee, the Performance Goals applicable to a Bonus Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) growth in revenue; (b) growth in the market price of stock; (c) operating margin; (d) gross margin; (e) operating income; (f) pre-tax profit; (g) earnings before interest, taxes and depreciation; (h) earnings before interest, taxes, depreciation and amortization; (i) net income; (j) total stockholder return; (k) earnings per share; (l) return on stockholder equity; (m) return on net assets; (n) expenses; (o) return on capital; (p) economic value added; (q) market share; (r) operating cash flow or free cash flow (defined as operating cash flow minus capital expenditures); (s) cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization; (t) cash flow per share (operating cash flow or free cash flow); (u) customer satisfaction; (v) implementation or completion of projects or processes; (w) improvement in or attainment of working capital levels; (x) stockholders’ equity; (y) internal improvements; (z) business development metrics; (aa) culture, development, leadership and/or employee metrics; (bb) innovation; and/or (cc) other measures of performance selected by the Committee, in each case, to the degree such measure is used in a manner consistent with the requirements of Section 162(m).

The Performance Goals may be based on absolute target numbers or growth in one or more such categories compared to a prior period. The Performance Goals may relate to the Company, one or more of its or its divisions or units, or departments or functions, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies, indices, prior periods, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m), in establishing the Performance Goals, the Committee may provide, not later than the Target Determination Cutoff Date, that the attainment of the Performance Goals shall be measured by appropriately adjusting the evaluation of Performance Goal performance as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (vii) to exclude the effects of stock based compensation and/or the payment of the bonuses under this Plan and/or any other bonus plans of the Company; (viii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (ix) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (x) to exclude the dilutive effects of acquisitions or joint ventures; (xi) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (xii) to exclude or include the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (xiii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (xiv) to reflect any partial or complete corporate liquidation. The Performance Goals, and the manner of calculating such goals, may differ from Participant to Participant.

2.13	“Performance Period” means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

2.14	“Plan” means the Blue Nile, Inc. Performance Bonus Plan.

2.15	“Plan Year” means the Company’s Fiscal Year.

2.16	“Section 162(m)” means Section 162(m) of the Code, or any successor section thereto, as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

2.17	“Target Award” means the target Bonus Award that may be earned under the Plan by a Participant for the Performance Period at target levels of performance, which may (but is not required to be) expressed as a percentage of Participant’s base salary, a specific dollar amount, or a specific number of shares of Common Stock, as determined by the Committee in accordance with the Plan.

2.18	“Target Determination Cutoff Date” means the latest possible date that will not jeopardize a Bonus Award’s qualification as Performance-Based Compensation.

2.19	“Target Determination Date” means the date upon which the Committee sets the Target Award, Maximum Award, any threshold award and the Payout Formula with respect to any Performance Period, in accordance with the Plan.

3.	ELIGIBILITY. Participants in the Plan shall be selected by the Committee for each Performance Period from those executive officers and key employees of the Company whose efforts are anticipated to contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period. Unless specifically stated otherwise in a Participant’s Bonus Award agreement (and then only to the extent consistent with deductibility of Performance-Based Compensation under Section 162(m)), a Participant must be actively employed on the last day of the Performance Period to be eligible to receive a payment hereunder.

4.	ADMINISTRATION. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

•	determining eligibility for participation,

•	determining the Payout Formula,

•	establishing the Maximum Award and Target Award,

•	establishing Performance Goals for each Participant,

•	calculating and/or determining the level of attainment of the Performance Goals,

•	certifying performance against the Performance Goals, and

•	calculating the Bonus Award payable to each Participant based upon such level of attainment.

Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in Section 10. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices. Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

5.	BONUS AWARDS.

5.1	On the Target Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period, including setting forth the manner for calculating achievement against the Performance Goals. Such Performance Goals shall be set forth in writing on or prior to the Target Determination Cutoff Date.

5.2	On the Target Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Target Award shall be set forth in writing on or prior to the Target Determination Cutoff Date.

5.3	On the Target Determination Date, the Committee, in its sole discretion, shall establish the Payout Formula for purposes of determining the Bonus Award that may be earned by each Participant. Each Payout Formula (a) shall be set forth in writing on or prior to the Target Determination Cutoff Date, (b) shall provide for the payment of a Participant’s Bonus Award if the Performance Goals for the Performance Period are achieved, and (c) may provide for a Bonus Award payment greater than or less than the Participant’s Target Award (i.e., a Maximum Award and a threshold award), depending upon the extent to which the Performance Goals are achieved. Notwithstanding the preceding, in no event shall a Participant’s Bonus Award for any Performance Period exceed the Maximum Award.

5.4	On the Payout Determination Date, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Bonus Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Bonus Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

5.5	Each Bonus Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a Bonus Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

5.6	The Company shall distribute any earned Bonus Award to the Participant in cash or shares, as applicable. For any Bonus Awards payable in shares, these shares will be issued under and subject to the terms of one of the Company’s stockholder-approved equity plans.

5.7	In addition, in the sole discretion of the Committee, and only to the extent consistent with deductibility of Performance-Based Compensation under Section 162(m), any Bonus Award earned under the Plan that was denominated in cash may be paid in shares of the Company’s common stock. In general, shares paid in satisfaction of a cash Bonus Award will be issued on the same date that the Bonus Award would otherwise be paid in cash, and the number of shares issuable will be determined by converting the cash value of the Bonus Award into shares using the “Fair Market Value” (as defined in the applicable equity plan) of such shares on the date of issuance.

5.8	The Company will withhold from any payments under the Plan and from any other amounts payable to a Participant by the Company any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal and state laws in respect of a Bonus Award. Without limiting the forgoing, the Company may, in it sole discretion, satisfy the tax withholding obligations by withholding from any shares of stock otherwise issuable to a Participant pursuant to the Plan a number of whole shares having a Fair Market Value as of the date of payment, not in excess of the minimum amount of tax required to be withheld by law. The Company may require the Participant to satisfy any remaining amount of the tax withholding obligations by tendering a cash payment. Each Participant is encouraged to contact his or her personal legal or tax advisors with respect to the benefits provided by the Plan. Neither the Company nor any of its employees, directors, officers or agents are authorized to provide any tax advice to Participants with respect to the benefits provided under the Plan.

6.	PAYMENT OF BONUS AWARDS. Subject to Section 11 below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Bonus Award for a Performance Period, but in no event later than 2 and 1/2 months after the end of the applicable Performance Period. Bonus Award amounts earned but not yet paid will not accrue interest.

7.	INDEMNIFICATION. Our Board and its Committee are generally indemnified by the Company for any liability arising from claims relating to the Plan.

8.	NO CLAIM OR RIGHT TO PLAN PARTICIPATION. No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

9.	SECTION 409A OF THE CODE. Generally, the Plan and Bonus Awards granted hereunder are intended to be exempt from the application of Code Section 409A under Treasury Regulation 1.409A-1(b)(4) (except for any awards intentionally deferred pursuant to a Participant deferral election made under Section 11 below), and this Plan shall be interpreted and administered in compliance therewith the greatest extent possible.

10.	AMENDMENT AND TERMINATION. The Committee may amend, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Plan or in any award granted thereunder. The Committee may amend or modify the Plan in any respect, or terminate the Plan, without the consent of any affected Participant. Notwithstanding any of the foregoing, no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to a Bonus Award, except in connection with an increase in base salary in accordance with Section 162(m) or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11.	DEFERRALS. The Committee may defer payment of Bonus Awards, or any portion thereof, as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

12.	BONUS PLAN BENEFITS. Future benefits under the Bonus Plan are not determinable because awards under the Bonus Plan are determined based on actual future performance.

13.	EFFECTIVE DATE. The Plan is effective as of the date first approve by the Board, that is, February 9, 2010 (the “Effective Date”), subject to approval by the Company’s stockholders. The Plan shall first apply to the 2010 Plan Year. The Plan shall terminate with respect to all Plan Years unless it is approved at the 2010 Annual Meeting of the Company’s stockholders. Once approved by the Company’s stockholders, the Plan shall continue until the earlier of (a) the date as of which the Committee terminates the Plan and (b) the last day of the Plan Year ending in 2014 (provided that Bonus Awards, if any, for such Plan Year shall be paid in accordance with the terms of the Plan) unless the Plan again shall be approved by the Company’s stockholders prior to such day.

14.	SECTION 162(M) CONDITIONS; BIFURCATION OF PLAN. It is the intent of the Company that the Plan, and all payments made hereunder, satisfy and be interpreted in a manner that, in the case of Participants who are persons whose compensation is subject to Section 162(m), qualify as Performance-Based Compensation under Section 162(m). Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the requirements of Section 162(m) shall be disregarded. However, notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any payment intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to the limitations on deductibility of compensation provided under Section 162(m).

                    ■
BLUE NILE, INC.
Proxy for Annual Meeting of Stockholders on May 19, 2010
Solicited on Behalf of the Board of Directors
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
     The undersigned hereby appoints Diane Irvine and Mark Vadon, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Blue Nile, Inc., to be held May 19, 2010 or at any adjournments or postponements thereof, as follows:
(Continued and to be signed on the reverse side.)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF
BLUE NILE, INC.
May 19, 2010

PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE- Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and 2009 Annual Report are available at http://investor.bluenile.com
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

■	20333000000000000000 6	051910

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O O O	Diane Irvine Leslie Lane Ned Mansour

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Vote to ratify Deloitte & Touche LLP as Blue Nile’s independent auditor for the fiscal year ending January 2, 2011	☐	☐	☐

3.
Vote to approve the Blue Nile Performance Bonus Plan to permit the payment of bonuses that qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.
		☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■